Exhibit 99b

$185,000,000
REVOLVING CREDIT AGREEMENT

between

CACI International Inc,
as Borrower

and

The Lenders From Time
To Time a Party Hereto,
as Lenders

with

Bank of America, N.A.,
as Agent

Dated as of February 4, 2002

Arranged by:

Banc of America Securities LLC,
as Sole Lead Arranger and Sole Book Manager

Dated as of February 4, 2002

Arranged by:

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
Section 1.1	Definitions.
Section 1.2	Accounting Terms.
Section 1.3	Time Period Computations.

ARTICLE II GENERAL PROVISIONS OF REVOLVING CREDIT FACILITY
Section 2.1	The Revolving Loans.
Section 2.2	Revolving Loan Borrowing Procedures.
Section 2.3	Standby Letters of Credit.
Section 2.4	Swing Line Loan Subfacility.

ARTICLE III INTEREST, FEES AND REPAYMENT
Section 3.1	Interest on the Revolving Loans.
Section 3.2	Regulatory Changes.
Section 3.3	Interest after Due Date.
Section 3.4	Payment and Computations.
Section 3.5	Prepayments; Certain Early Repayments.
Section 3.6	Unused Portion Fee, Administrative Fee, L/C Fee and Fronting Fee.
Section 3.7	LIBOR Conversion.
Section 3.8	Breakage, etc.
Section 3.9	Taxes.
Section 3.10	Sharing of Payments.
Section 3.11	Reduction and Termination of Commitments.

ARTICLE IV CONDITIONS PRECEDENT
Section 4.1	Conditions Precedent to Effective Date.
Section 4.2	Further Conditions Precedent to Loans and Standby Letters of Credit.

ARTICLE V REPRESENTATIONS
Section 5.1	Existence, Power and Authority.
Section 5.2	Authorization; Enforceable Obligations.
Section 5.3	No Legal Bar.
Section 5.4	Consents.
Section 5.5	Litigation.
Section 5.6	No Default.
Section 5.7	Financial Condition.
Section 5.8	Use of Proceeds.
Section 5.9	Investment Company Act; Public Utility Holding Company Act.
Section 5.10	Taxes.
Section 5.11	Environmental Matters.
Section 5.12	Subsidiaries.
Section 5.13	No Material Misstatements.
Section 5.14	Ownership and Operation of Property; Compliance with Laws.

ARTICLE VI COVENANTS
Section 6.1	Affirmative Covenants.
Section 6.2	Negative Covenants.

ARTICLE VII EVENTS OF DEFAULT
Section 7.1	Events of Default.

ARTICLE VIII THE AGENT
Section 8.1	Appointment and Authorization of Agent.
Section 8.2	Delegation of Duties.
Section 8.3	Liability.
Section 8.4	Reliance.
Section 8.5	Notice of Default.
Section 8.6	Credit Decision; Disclosure of Information.
Section 8.7	Indemnification.
Section 8.8	Individual Capacity.
Section 8.9	Successor.
Section 8.10	Other Agents; Lead Managers.

ARTICLE IX MISCELLANEOUS
Section 9.1	Amendments and Waivers; Cumulative Remedies.
Section 9.2	Survival of Representations and Warranties.
Section 9.3	No Reduction in Payments.
Section 9.4	Notices.
Section 9.5	Governing Law.
Section 9.6	Successors and Assigns; Participations; Assignments.
Section 9.7	Affirmative Rate of Interest Permitted by Law.
Section 9.8	Costs and Expenses; Indemnification.
Section 9.9	Set-Off; Suspension of Payment and Performance.
Section 9.10	Judicial Proceedings; Waiver of Jury Trial.
Section 9.11	Integration.
Section 9.12	Further Acts and Assurances.
Section 9.13	No Fiduciary Relationship.
Section 9.14	Severability.
Section 9.15	Counterparts; Facsimiles.
Section 9.16	Confidentiality.
Section 9.17	Headings, Bold Type and Table of Contents.
Section 9.18	Binding Effect; Termination.
Section 9.18	Conflict.

SCHEDULES AND EXHIBITS

SCHEDULES
Schedule 1	Commitments
Schedule 5.12	Subsidiaries
Schedule 9.4	Notice Addresses

EXHIBITS
Exhibit A	Borrowing Notice
Exhibit B	Swing Line Borrowing Notice
Exhibit C	Standby Letter of Credit Request
Exhibit D	LIBOR Conversion or Extension Notice
Exhibit E	Form of Revolving Note
Exhibit F	Form of Swing Line Note
Exhibit G	Subsidiary Guarantee
Exhibit H	Assignment and Acceptance
Exhibit I	Compliance Certificate

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of February 4, 2002, as amended, modified, or otherwise supplemented from time to time (this "Agreement"), is between (i) CACI International Inc, a Delaware corporation (the "Borrower"), (ii) THE LENDERS FROM TIME TO TIME A PARTY TO THIS AGREEMENT (each, a "Lender" and, collectively, the "Lenders") and (iii) BANK OF AMERICA, N.A., a national banking association and in its separate capacity as agent for the Lenders hereunder (in such capacity, the "Agent").

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders to make available to the Borrower a revolving line of credit for loans and letters of credit up to an aggregate of $185,000,000 for the purpose of refinancing existing debt and financing working capital, capital expenditures and other lawful corporate purposes of the Borrower and its Subsidiaries (including acquisitions permitted hereunder) (the "Permitted Uses"), in each case upon the terms and conditions set forth herein;

WHEREAS, to induce the Lenders and the Agent to enter into this Agreement, the Agent, on behalf of itself and the Lenders, and the Guarantors are entering into the Subsidiary Guarantee;

WHEREAS, the Lenders are willing to make the loans and issue the letters of credit to the Borrower, and the Agent is willing to act as "Agent", upon the terms and subject to the conditions and provisions set forth herein; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1	Definitions.

As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings indicated (such meanings to be, when appropriate, equally applicable to both the singular and plural forms of the terms defined):

"ABR" means, for any day, the greater of (x) the Bank Prime Rate as in effect on such day and (y) the Federal Funds Rate as in effect on such day plus one-half of 1%.

"ABR Loans" means the Revolving Loans bearing interest at a rate determined by referenced to the ABR.

"Acquisition" has the meaning specified in Section 6.2(e) of this Agreement.

"Acquisition Consideration" means the total consideration for an Acquisition, whether such consideration consists of stock, cash, the assumption of debt, seller financing obligations or other Property, and whether or not paid at closing or deferred (including, without limitation, obligations to make earn-out payments).

"Adjusted ABR" means ABR plus the Applicable Margin.

"Adjusted LIBOR" means LIBOR plus the Applicable Margin.

"Administrative Fee" has the meaning specified in Section 3.6(b) of this Agreement.

"Administrative Fee Letter" shall have the meaning specified in Section 3.6(b) hereof, and shall include any amendment, modification or supplement thereof.

"Affected Advance" has the meaning specified in Section 3.7(d) of this Agreement.

"Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

"Agent" has the meaning specified in the preamble of this Agreement and shall include any successor Agent appointed pursuant to Section 8.9 hereof.

"Agent Lending Office" or "Lending Office of the Agent" means the Agent's offices at Bank of America, N.A., Corporate Credit Services, care of Angela Berry, NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255-0001, or such other office in the United States of America of Agent as it may from time to time designate to the Borrower or the Lenders by written notice.

"Agent-Related Persons" means the Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

"Agreement" shall have the meaning specified in the preamble hereof.

"Applicable Margin" means, for any day, the rate per annum set forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Margin for (i) ABR Loans shall be the percentage set forth under the column titled "ABR Margin", (ii) LIBOR Loans shall be the percentage set forth under the column titled "LIBOR Margin and L/C Fee", (iii) the L/C Fee shall be the percentage set forth under the column titled "LIBOR Margin and L/C Fee", and (iv) the Unused Portion Fee shall be the percentage set forth under the column titled "Unused Portion Fee":

Pricing Level	Consolidated Leverage Ratio	ABR Margin	LIBOR Margin And L/C Fee	Unused Portion Fee

I	>2.5:1.0	0.125%	1.625%	0.325%
II	<2.5:1.0 but >2.0:1.0	0.000%	1.375%	0.275%
III	<2.0:1.0 but >1.5:1.0	0.000%	1.125%	0.225%
IV	<1.5:1.0 but >1.0:1.0	0.000%	0.875%	0.200%
V	<1.0:1.0	0.000%	0.750%	0.175%

The Applicable Margin shall be determined five Business Days after the date by which each annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 6.1(a), (b) and (c), as appropriate (each a "Rate Determination Date"); provided that:

(i)	the initial Applicable Margin shall be based on the pricing level opposite the Consolidated Leverage Ratio set forth in the Pro Forma Closing Certificate and shall remain in effect at such pricing level (or any higher (more expensive) pricing level as would otherwise apply) until the first Rate Determination Date to occur in connection with the delivery of the quarterly financial statements and appropriate compliance certificate for the fiscal quarter ending December 31, 2001, and

(ii)	notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Agent and the Lenders by the date required by Section 6.1(a), (b) and (c), as appropriate, the Applicable Margin shall be based on pricing level I until the date five Business Days after the appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable pricing level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

Subject to the qualifications set forth above, the Applicable Margin shall be effective from a Rate Determination Date until the next Rate Determination Date. The Agent shall determine the appropriate Applicable Margin in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Agent shall be conclusive absent manifest error. Adjustments in the Applicable Margin shall be effective as to existing Loans and Letters of Credit as well as new Loans made and Letters of Credit issued thereafter.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

"Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

"Asset Disposition" means (a) the sale, lease, transfer or other disposition (including by way of a sale and leaseback transaction) of any Property of any Credit Party other than in the ordinary and usual course of its business and (b) receipt by any Credit Party of any cash insurance proceeds, condemnation award or indemnification payments from third parties by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any Property of any Credit Party.

"Assignment and Acceptance" means an assignment and acceptance substantially in the form of Exhibit H hereto executed and delivered in accordance with the provisions of Section 9.6.

"Authorized Officer" means any of the Chief Executive Officer, Chief Financial Officer or Treasurer of any Person which is a corporation, partnership, or other business organization.

"Bank of America" means Bank of America, N.A., and its successors.

"Bank Prime Rate" means, for any day, the rate per annum in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Bankruptcy Code" shall mean Title 11 of the United States Code or any similar or successor federal law for the relief of debtors, as the same may be amended from time to time.

"Benefit Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) that is covered by ERISA and with respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

"Borrower" has the meaning specified in the preamble of this Agreement.

"Borrower Account" means the bank account of the Borrower maintained with the Agent for general purposes and assigned the account number designated by the Agent in writing to the Borrower.

"Borrowing Notice" has the meaning specified in Section 2.2(a) of this Agreement.

"Business Day" means any day on which commercial banks are open for business (and not required or authorized by law to close) in Fairfax County, Virginia, New York, New York and Charlotte, North Carolina, except that, when used in connection with a LIBOR Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

"CACI Limited" shall mean CACI Limited, a United Kingdom corporation.

"Capital Expenditures" shall mean all expenditures classified as capital expenditures in accordance with GAAP.

"Capital Lease" of any Person shall mean any lease of any Property by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

"Change in Control" means one or more of the following events:

(a)	if any Person (including a person as defined in Section 3(a)(9), Section 13(d) or Section 14(d) of the Exchange Act) is or becomes the owner or beneficial owner, directly or indirectly, of securities of the Borrower representing fifty percent (50%) or more of the combined voting power of the Borrower's then outstanding securities (the term "beneficial owner" as used herein shall include but not be limited to any person with the attributes or interests described in Rule 13d-3 (as now in effect or as amended) promulgated under the Exchange Act); or

(b)	(i) the shareholders of the Borrower approve one or more mergers, consolidations or combinations of the Borrower with any other corporations or entities which, if consummated prior to the Maturity Date, would result in the voting securities of the Borrower outstanding the day following the Effective Date (together with any voting securities issued by the Borrower permitted under Section 6.2(c) herein) representing less than 50% of the combined voting power of the voting securities of the Borrower or such surviving entity immediately after consummation of any such merger, consolidation or combination, or (ii) the shareholders of the Borrower approve a plan of liquidation of the Borrower or an agreement for the sale, disposition or transfer by the Borrower of all or substantially all the assets of the Borrower and its Consolidated Subsidiaries.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor Federal statute, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to purchase participation interests in Standby Letters of Credit and Swing Line Loans in accordance with the terms hereof, and with respect to the Issuing Lender and the Swing Lender, the commitment to issue Standby Letters of Credit and to make Swing Line Loans, respectively, in accordance with the terms hereof. The aggregate Dollar amount of each Lender's Commitment is as set forth on Schedule 1 hereto opposite such Lender's name under the heading "Commitment" or as assigned to it in accordance with Section 9.6, as such amount may be reduced or otherwise adjusted from time to time in accordance with the provisions of this Agreement.

"Consolidated EBITDA" means, for any period for the Borrower and its Consolidated Subsidiaries, the sum of (i) Consolidated Net Income, plus (ii) to the extent deducted in determining net income, (A) Consolidated Interest Expense, (B) taxes and (C) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP.

"Consolidated EBITDAR" means, for any period for the Borrower and its Consolidated Subsidiaries, the sum of (i) Consolidated EBITDA, plus (ii) rent and lease expense, minus (iii) Capital Expenditures, in each case determined on a consolidated basis in accordance with GAAP.

"Consolidated Fixed Charge Coverage Ratio" means, as of the last day of each fiscal quarter of the Borrower, the ratio of Consolidated EBITDAR for the period of four consecutive fiscal quarters ending on such day to Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending on such day.

"Consolidated Fixed Charges" means, for any period for the Borrower and its Consolidated Subsidiaries, the sum of (i) the cash portion of Consolidated Interest Expense plus (ii) rent and lease expense, plus (iii) current maturities of Consolidated Funded Debt (including, for purposes hereof, current scheduled reductions in commitments), plus (iv) dividends and other distributions on the capital stock of the Borrower (other than dividends or distributions payable in the same class of capital stock), in each case on a consolidated basis determined in accordance with GAAP.

"Consolidated Funded Debt" means Funded Debt of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, for any period for the Borrower and its Consolidated Subsidiaries, all interest expense, including the amortization of debt discount and premium and the interest component under Capital Leases, in each case on a consolidated basis determined in accordance with GAAP.

"Consolidated Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of Consolidated Funded Debt on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

"Consolidated Net Income" means, for any period for the Borrower and its Consolidated Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio any extraordinary gains or losses as defined by GAAP and related tax effects thereon.

"Consolidated Net Worth" means, as of any date, consolidated shareholders' equity or net worth of the Borrower and its Consolidated Subsidiaries as determined in accordance with GAAP.

"Consolidated Subsidiary" means with respect to any Person, at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time.

"Credit Agreement Related Claim" means any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with, this Agreement or any other Loan Document or the relationships established hereunder or thereunder.

"Credit Party" means any of the Borrower and the Guarantors.

"Debt Transaction" means any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by promissory note or other written evidence of indebtedness, by the Borrower or any of its Subsidiaries, except for Funded Debt permitted under Section 6.2(b).

"Default Rate" has the meaning specified in Section 3.3 of this Agreement.

"Dollars" and the sign "$" mean such coin or currency of the United States of America as at the time shall constitute legal tender for the payment of public and private debts.

"Domestic Credit Party" means any Credit Party that is created under the laws of any State of the United States of America or the District of Columbia.

"Domestic Subsidiary" shall mean any Subsidiary that is created under the laws of any State of the United States of America or the District of Columbia.

"Drawing" has the meaning specified in Section 2.3(e) of this Agreement.

"DSIC Acquisition" means the acquisition by the Borrower and/or certain of its Domestic Subsidiaries of Digital Systems International Corporation.

"Effective Date" has the meaning specified in Section 4.1 of this Agreement.

"Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Agent, and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

"Equity Transaction" means any issuance or sale of shares of its capital stock or other equity interest by the Borrower or any of its Subsidiaries, other than an issuance (i) to the Borrower or any of its Subsidiaries, (ii) in connection with a conversion of debt securities to equity, (iii) in connection with exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement and (iv) of capital stock of the Borrower to the seller as consideration in connection with a Permitted Acquisition.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means an entity that is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Borrower or any of its Subsidiaries and that is treated as a single employer under Sections 414(b) or (c) of the Code.

"Event of Default" has the meaning specified in Section 7.1 of this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor Federal statute.

"Existing Credit Agreement" means the Revolving Credit Agreement dated as of June 19, 1998 among the Borrower, the lenders identified therein and NationsBank, N.A. (now known as Bank of America, N.A.), as agent.

"Facility Amount" shall mean ONE HUNDRED EIGHTY-FIVE MILLION DOLLARS ($185,000,000).

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent (0.01%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.

"Fee Payment Date" means (x) in the case of the Unused Portion Fee, the last Business Day of any Fiscal Quarter (or part thereof) and the Maturity Date, and (y) in the case of the Administrative Fee, the first Business Day following each annual anniversary of the Effective Date.

"Fiscal Quarter" means the quarter, during any Fiscal Year, ending March 31, June 30, September 30 and December 31.

"Fiscal Year" has the meaning specified in Section 6.1(a) of this Agreement.

"Foreign Subsidiary" shall mean any Subsidiary that is not created or organized under the laws of any State of the United States of America or the District of Columbia.

"Form 8-K" means Form 8-K of the Exchange Act.

"Form 10-K" means Form 10-K of the Exchange Act.

"Form 10-Q" means Form 10-Q of the Exchange Act.

"Fronting Fee" shall have the meaning specified in Section 2.3(b) hereof.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funded Debt" means, with respect to any Person, all (i) obligations of such Person for borrowed money and obligations of such Person evidenced by bonds, notes, debentures or other agreements or upon which interest payments are customarily made, (ii) the maximum amount available to be drawn under standby letters of credit and bankers' acceptances for the account of such Person, (iv) obligations of such Person as lessee under any Capital Lease, (v) purchase money indebtedness of such Person (including obligations under conditional sales or other title retention agreements), (vi) the deferred purchase price of property or services acquired (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) by such Person that would constitute, and be accounted for as, a liability under GAAP, (vii) the attributed principal amount of obligations owing under securitization and factoring transactions, synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (xi) guaranty obligations of such Person with respect to Funded Debt of another Person; (xii) Funded Debt of another Person if such Funded Debt is secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided, however, for purposes hereof, the amount of such Funded Debt shall be limited to the lesser of the amount of Funded Debt as to which there is recourse to the Property subject to the Lien or the fair market value of the Property subject to the Lien; and (xiii) Funded Debt of a partnership or joint venture to the extent there is recourse to such Person for payment thereof.

"Funding Date" shall mean the date on which any Revolving Loan or any Swing Line Loan shall be made to the Borrower hereunder.

"GAAP" has the meaning specified in Section 1.2 of this Agreement.

"Governmental Body" means (i) the United States of America or any State thereof or any department, agency, commission, board, bureau or instrumentality of the United States of America or any State thereof, and (ii) any quasi-governmental body, agency or authority (including any central bank) exercising regulatory authority over the Lender pursuant to applicable law in respect of the transactions contemplated by this Agreement.

"Guarantors" means those Subsidiaries who have executed the Subsidiary Guarantee on the Effective Date and those Subsidiaries who may thereafter become a party to the Subsidiary Guarantee in accordance with the provisions hereof.

"Hedged Amount" means, at any time, the amount of the Obligations subject to one or more interest rate protection agreements entered into by the Borrower.

"Indebtedness" means, with respect to any Person, all (i) obligations of such Person for borrowed money and obligations of such Person evidenced by bonds, notes, debentures or other agreements or upon which interest payments are customarily made, (ii) the maximum amount available to be drawn under standby letters of credit and bankers' acceptances for the account of such Person, (iii) obligations of such Person as lessee under any Capital Lease, (iv) purchase money indebtedness of such Person (including obligations under conditional sales or other title retention agreements), (v) the deferred purchase price of property or services acquired (other than trade debt, accounts payable and similar obligations incurred in the ordinary course of business) by such Person that would constitute, and be accounted for as, a liability under GAAP, (vi) the attributed principal amount of obligations owing under securitization and factoring transactions, synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (vii) obligations under take-or-pay or similar arrangements or under commodities agreements, (viii) obligations under interest rate, commodities and foreign currency exchange protection agreements, (ix) all preferred stock or comparable equity interests providing for mandatory redemption, sinking fund or other like payments, (x) guaranty obligations of such Person with respect to Indebtedness of another Person; (xi) Indebtedness of another Person if such Indebtedness is secured by a Lien on any Property of such Person, whether or not such Indebtedness has been assumed, provided, however, for purposes hereof, the amount of such Indebtedness shall be limited to the lesser of the amount of Indebtedness as to which there is recourse to the Property subject to the Lien or the fair market value of the Property subject to the Lien; and (xii) Indebtedness of a partnership or joint venture to the extent there is recourse to such Person for payment thereof.

"Indemnified Liabilities" shall have the meaning provided in Section 9.8.

"Indemnified Person" has the meaning specified in Section 9.8 of this Agreement.

"Interbank Offered Rate" means, for any LIBOR Loan for any LIBOR Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent (0.01%)) appearing on Telerate Page 3750 that displays the British Bankers Association Libor Rates for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Period for a term comparable to such LIBOR Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any LIBOR Loan for any LIBOR Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Period for a term comparable to such LIBOR Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of one percent (0.01%). If for any reason none of the foregoing rates are available, the term "Interbank Offered Rate" shall mean, for any LIBOR Loan for any LIBOR Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars for delivery on the first day of the applicable LIBOR Period in same day funds in the approximate amount of the applicable LIBOR Loan for a term equivalent to the applicable LIBOR Period would be offered by the London branch of Bank of America to major banks in the offshore Dollar market at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of the applicable LIBOR Period.

"Interest Payment Date" means (x) in the case of Revolving Loans that are ABR Loans, the last Business Day of the calendar month (or part thereof) in which interest accrues on such Revolving Loans and the Maturity Date, (y) in the case of LIBOR Loans, the last day of the LIBOR Period in respect of such LIBOR Loans, the date of repayment of principal of such LIBOR Loans and the Maturity Date, and in addition where the applicable LIBOR Period is more than three months, then also on the date three months from the beginning of the LIBOR Period, and each three months thereafter, and (z) in the case of any Swing Line Loans, on the last Business Day of the Swing Line Period in respect of such Swing Line Loans and the Maturity Date.

"Investment" means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of any security (whether debt capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities) of any Person and (ii) any other capital contribution to or investment in any Person.

"Issuing Lender" means Bank of America.

"L/C Subfacility" has the meaning specified in Section 2.3(a) of this Agreement.

"L/C Fee" has the meaning specified in Section 2.3(b) of this Agreement.

"L/C Fee Payment Date" means the last Business Day of each Fiscal Quarter and the Maturity Date.

"Lender" or "Lenders" have the meanings specified in the preamble of this Agreement.

"LIBOR" means, with respect to any LIBOR Loan for any LIBOR Period, the per annum interest rate (rounded upward to the nearest 1/100 of one percent (0.01%) determined by the Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such LIBOR Loan for such LIBOR Period by (b) a number equal to one minus the LIBOR Reserve Rate for such LIBOR Loan for such LIBOR Period. The Agent shall give prompt notice to the Borrower and the Lenders of LIBOR as determined or adjusted in accordance with this Agreement, which determination shall be conclusive absent manifest error.

"LIBOR Conversion" has the meaning specified in Section 3.7 of this Agreement.

"LIBOR Conversion or Extension Notice" has the meaning specified in Section 3.7 of this Agreement.

"LIBOR Loans" means the Revolving Loans bearing interest at a rate determined by referenced to the LIBOR.

"LIBOR Period" means the one month, two month, three month or six month interest period selected by the Borrower pursuant to any Borrowing Notice or LIBOR Conversion or Extension Notice, in each case commencing on the Funding Date of any new LIBOR Loan and the date of any LIBOR Continuation or Conversion in the case of a continuation of conversion of an existing LIBOR Loan; provided, however, (A) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date, and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

"LIBOR Reserve Rate" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Rate shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities that includes deposits by reference to which LIBOR is to be determined, or (ii) any category of extensions of credit or other assets that include LIBOR Loans. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate.

"Lien" means any mortgage, deed of trust, lien (statutory, contractual or otherwise), pledge, adverse interest in property, charge, deposit arrangement, preference, priority, security interest or other encumbrance (including any agreement to give any of the foregoing), or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale or other title retention agreement or Capital Lease), or the signing or filing of any security agreement with respect to any of the foregoing authorizing any other party as the secured party thereunder to file any financing statement.

"Loan" shall mean any Revolving Loan (whether an ABR Loan or LIBOR Loan) or any Swing Line Loan (whether an ABR Loan or Quoted Rate Swing Line Loan), and "Loans" shall mean, collectively, all Revolving Loans (whether ABR Loans or LIBOR Loans) and all Swing Line Loans (whether ABR Loans or Quoted Rate Swing Line Loans).

"Loan Documents" means this Agreement, the Revolving Notes, the Swing Line Note, the Subsidiary Guarantee and the Administrative Fee Letter.

"Mandatory Borrowing" shall have the meaning specified in Section 2.4(e) hereof.

"Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under any Loan Document to which it is a party or (iii) the material rights and remedies of the Agent and the Lenders under the Loan Documents.

"Maturity Date" means February 4, 2007.

"Multiemployer Plan" means a Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA.

"Multiple Employer Plan" means a Benefit Plan (other than a Multiemployer Plan) to which the Borrower or any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower or any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

"Net Cash Proceeds" means the aggregate proceeds paid in cash or cash equivalents received by the Borrower or any of its Subsidiaries in connection with any Asset Disposition, Equity Transaction or Debt Transaction, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any Asset Disposition, Equity Transaction or Debt Transaction.

"Notes" means each of the Revolving Notes and the Swing Line Note.

"Obligations" shall mean all now existing or hereafter arising indebtedness, obligations, liabilities and covenants of the Borrower to the Lenders (including the Swing Line Lender and the Issuing Lender) or the Agent, their respective Affiliates or permitted successors and assigns or any other Indemnified Person, in each case arising under or evidenced by this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (including, without limitation, any interest accruing after the commencement of bankruptcy proceedings with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

"Optional Prepayment" means the optional prepayment of Revolving Loans pursuant to Section 3.5(c) hereof or the optional prepayment of Swing Line Loans pursuant to Section 2.4(f) hereof, as the context shall require.

"Other Taxes" shall have the meaning provided in Section 3.9.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

"Permitted Investment" means each of (i) direct obligations of the United States of America, and agencies thereof; (ii) obligations fully guaranteed by the United States of America; (iii) certificates of deposit issued by, or bankers' acceptance of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings of at least $100,000,000; (iv) bearer note deposits with, or certificates of deposit issued by, or promissory notes of, any subsidiary incorporated under the laws of Canada (or any province thereof) of any bank, trust company or national banking association described in clause (iii) or (vi); (v) commercial paper of companies having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States of America) of A-1 or P-1, respectively; (vi) U.S. dollar-denominated time deposits with any Canadian bank having a combined capital and surplus and retained earnings of at least $100,000,000, having a rating of A, its equivalent or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation (or, if neither such organization shall rate such institution at any time, by any nationally recognized rating organization in the United States of America); (vii) Canadian Treasury Bills fully hedged to U.S. dollars; (viii) bonds or other debt instruments of any company, if such bonds or other debt instruments, at the time of their purchase, are rated AAA or Aaa, respectively, by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such obligations at such time, by any nationally recognized rating organization in the United States of America); (ix) if such investment is to be made by any Foreign Subsidiary, each of (A) direct obligations of the countries of France, The Federal Republic of Germany, the United Kingdom, The Netherlands or Switzerland (each, an "E.C. State") and agencies thereof, (B) obligations fully guaranteed by any E.C. State; (C) certificates of deposit issued by, or bankers' acceptance of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of any E.C. State having combined capital and surplus retained earnings of the local currency counter value of at least $100,000,000 having a rating of A, its equivalent or higher by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such institution at any time, by any nationally recognized rating organization in the relevant E.C. State); (D) commercial paper of companies having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the relevant E.C. State) equal to A-1 or P-1, respectively; (E) bonds or other debt instruments of any company, if such bonds or other debt instruments, at the time of their purchase, are rated A-1 or P-1, respectively, by Standard & Poor's Corporation or Moody's Investors Service, Inc., (or, if neither such organization shall rate such obligations at such time, by any nationally recognized rating organization in the relevant E.C. State); or (x) any investment provided the aggregate amount of all such investments shall not exceed $8,000,000.

"Permitted Uses" shall have the meaning specified in the first Whereas clause hereof.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Potential Change In Control" means one or more of the following events:

(a)	the Borrower enters into an agreement, the consummation of which would result in the occurrence of a Change In Control; or

(b)	the Board of Directors of the Borrower adopts a resolution, the effect of which would result in the occurrence of a Change in Control.

"Potential Event of Default" means an event, condition or circumstance that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Pro Forma Basis" means, for purposes of determining the applicable pricing level under the definition of "Applicable Margin" and determining compliance with the financial covenants set forth in Sections 6.1(f), (g) and (h), that the subject transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. In furtherance of the foregoing, for purposes of making calculations on a "Pro Forma Basis", (i) in the case of an Asset Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the disposition shall be excluded to the extent relating to any period prior to the date of subject transaction, and (B) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of an Acquisition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the acquisition shall be included to the extent relating to any period prior to the date of subject transaction, and (B) additional pro forma adjustments may be included if, and to the extent, such adjustments (i) are permitted under GAAP, (ii) give effect to items that are directly attributable to the subject transaction, (iii) are expected to have a continuing effect, and (iv) are factually supportable.

"Pro Forma Closing Certificate" shall have the meaning assigned to such term in Section 4.1(a)(xii).

"Pro Rata Share" shall mean, as of any date of determination and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the aggregate amount of Commitments of all Lenders; provided, however, that if all of the Commitments are terminated or reduced to zero hereunder, the Pro Rata Share shall mean, as of any date of determination and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the sum of the aggregate amount of such Lender's Revolving Loans then outstanding plus the aggregate amount of such Lender's participation in any outstanding Standby Letter of Credit outstanding plus the aggregate amount of such Lender's participation in any outstanding Swing Line Loans and the denominator of which shall be the sum of the aggregate amount of all Revolving Loans then outstanding plus all Standby Letters of Credit then outstanding plus the aggregate amount of Swing Line Loans outstanding.

"Quoted Rate" means, with respect to a Quoted Rate Swing Line Loan, the fixed or floating percentage rate per annum, if any, offered by the Swing Line Lender and accepted by the Borrower in accordance with the provisions hereof.

"Quoted Rate Swing Line Loan" means a Swing Line Loan bearing interest at the Quoted Rate.

"Rate Determination Date" shall have the meaning provided in the definition of "Applicable Margin".

"Register" shall have the meaning provided in Section 9.6(c).

"Regulation D, T, U, or X" means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Regulatory Change" means the adoption of any applicable law, rule, regulation, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the date hereof, whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, or otherwise or (ii) enacted, adopted, issued or proposed before or after the date hereof, including any such that imposes, increases or modifies any tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any income or franchise tax imposed upon any Lender by any jurisdiction (or any political subdivision thereof) in which any Lender or any office is located.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

"Required Lenders" shall mean, as of any date of determination, Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Commitments or, if the Commitments have been terminated, Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Total Outstanding Amount (taking into account participation interests and obligations to participate therein).

"Revolving Loan" and "Revolving Loans" have the meaning specified in Section 2.1 of this Agreement.

"Revolving Note" means any promissory note issued to a Lender by the Borrower pursuant to this Agreement, substantially in the form (appropriately completed) of Exhibit E to this Agreement, as the same may be amended, modified or supplemented from time to time, and any other promissory note issued in exchange or substitution thereof, and "Revolving Notes" means, collectively, all such promissory notes so issued.

"SEC" means the Securities and Exchange Commission or any similar Federal agency.

"Securities Act" means the Securities Act of 1933, as amended, and any successor Federal statute.

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan or a Multiple Employer Plan.

"Standby Letter of Credit" has the meaning specified in Section 2.3 of this Agreement.

"Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, trust or other entity a majority of the capital stock (or equivalent ownership or controlling interest) of which at the time outstanding, having ordinary voting power for the election of directors (or persons performing similar functions) in the absence of contingencies (even if the right so to vote has been suspended by the happening of such a contingency), is owned by such Person directly or indirectly, and "Subsidiaries" means, collectively, all such entities. Unless otherwise provided, "Subsidiary" shall refer to a Subsidiary of the Borrower.

"Subsidiary Guarantee" means the Subsidiary Guarantee, dated as of the date hereof, substantially in the form of Exhibit G hereto, between the Guarantors and the Agent, as the same may be amended, modified or supplemented from time to time.

"Swing Line Lender" means Bank of America.

"Swing Line Borrowing Notice" shall have the meaning specified in Section 2.4(c) hereof.

"Swing Line Loan" shall have the meaning specified in Section 2.4(a) hereof.

"Swing Line Note" means the promissory note issued by the Borrower to the Swing Line Lender pursuant to this Agreement in respect of the Swing Line Loans, substantially in the form (appropriately completed) of Exhibit F to this Agreement, as the same may be amended, modified or supplemented from time to time, and any other promissory note issued in exchange or substitution therefor.

"Swing Line Period" shall have the meaning specified in Section 2.4(c) hereof.

"Swing Line Subfacility" shall have the meaning specified in Section 2.4(a) hereof.

"Termination Event" means (i) with respect to any Benefit Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Benefit Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Benefit Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Benefit Plan; or (viii) the adoption of an amendment to any Benefit Plan requiring the provision of security to such Benefit Plan pursuant to Section 307 of ERISA.

"Total Outstanding Amount" has the meaning specified in Section 2.1(a) of this Agreement.

"U.K. Debt" has the meaning specified in Section 6.2(b)(iii) of this Agreement.

"Unused Portion Fee" has the meaning specified in Section 3.6(a) of this Agreement.

Section 1.2	Accounting Terms.

All accounting terms not specifically defined herein shall be construed, and all financial statement and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with generally accepted accounting principles consistently applied in the United States ("GAAP"). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1(a) or (b); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within sixty days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lenders as to which no such objection shall have been made.

Notwithstanding anything herein to the contrary, determinations of (i) the applicable pricing level under the definition of "Applicable Margin" in Section 1.1 and (ii) compliance with the financial covenants in Sections 6.1(f), (g) and (h) shall be made on a Pro Forma Basis.

Section 1.3	Time Period Computations.

In the computation of a period of time specified in this Agreement from a specified date to a subsequent date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding".

ARTICLE II

GENERAL PROVISIONS OF REVOLVING CREDIT FACILITY

Section 2.1	The Revolving Loans.

(a)	Revolving Loan Borrowings. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make revolving loans (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") in Dollars to the Borrower at any time and from time to time on and after the Effective Date until one Business Day prior to the Maturity Date in an amount which shall not exceed the amount of such Lender's Commitment; provided, however, that (i) the sum of the aggregate outstanding amount of all Revolving Loans plus the aggregate outstanding amount of all Swing Line Loans plus the aggregate outstanding amount of all Standby Letters of Credit (including reimbursement obligations arising from Drawings) (such sum, the "Total Outstanding Amount") shall at no time exceed the Facility Amount, and (ii) such Lender's Pro Rata Share of the Total Outstanding Amount shall at no time exceed the amount of such Lender's Commitment. Within the limits and subject to the terms and conditions set forth in this Agreement, Revolving Loans may consist of ABR Loans or LIBOR Loans, or a combination thereof, as the Borrower may request, and the Borrower may borrow pursuant to this Section 2.1 and Section 2.2 hereof, may prepay pursuant to Section 3.5(b), and reborrow under this Section 2.1 hereof.

(b)	The Revolving Notes; Maturity. The Revolving Loans shall be evidenced by a Revolving Note for each Lender. Each Revolving Note shall be issued on or before the Effective Date and shall bear interest for the period from the initial Funding Date thereof until paid in full on the unpaid principal amount thereof at the rate specified in Section 3.1 of this Agreement. Each Lender is hereby authorized to record in the books and records of such Lender (without making any notation in such Lender's Revolving Note or any schedule thereto) the amount and Funding Date of each Revolving Loan made by such Lender, and the amount and date of each payment or prepayment of any Revolving Loan. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Revolving Loans, with interest thereon, as provided in this Agreement. The aggregate principal amount of the Revolving Loans shall be payable on the Maturity Date, unless sooner accelerated pursuant to the terms of this Agreement.

Section 2.2	Revolving Loan Borrowing Procedures.

(a)	Notice of Revolving Borrowing. Whenever the Borrower desires to borrow Revolving Loans under Section 2.1 hereof, the Borrower shall deliver to the Agent written notice (or telephonic notice promptly confirmed in writing) in substantially the form of Exhibit A (each such notice, a "Borrowing Notice") no later than 11:00 A.M. (Eastern time) on the requested Funding Date for ABR Loans and no later than 11:00 A.M. (Eastern time) at least three (3) Business Days prior to the requested Funding Date for LIBOR Loans, specifying (i) that the Borrower wishes to borrow Revolving Loans, (ii) the amount of the Revolving Loans thereby requested (which shall not be less than $500,000 and shall be in multiples of $100,000), (iii) the requested Funding Date of such Revolving Loans, which date shall be a Business Day, (iv) whether the requested Revolving Loans will be an ABR Loan, a LIBOR Loan or a combination thereof and (v) if any of the requested Revolving Loans will be LIBOR Loans, the LIBOR Period applicable thereto. Notwithstanding anything contained herein to the contrary, if on any Interest Payment Date the credit balance in the Borrower Account is insufficient to permit the debit contemplated by the second sentence of Section 3.4(a) of this Agreement, the Agent, without any notice or other authorization being required, shall (and is hereby instructed by the Borrower to) advance Revolving Loans on behalf of the Borrower in an amount sufficient to permit such debit to be implemented or, if the amount of such debit is greater than the unused portion of the Facility, in the amount of such unused portion.

(b)	Information Not Provided. If in connection with any such request for a Revolving Loan, the Borrower shall fail to specify (i) an applicable LIBOR Period in the case of a LIBOR Loan, the Borrower shall be deemed to have requested an LIBOR Period of one month, or (ii) the type of loan requested, the Borrower shall be deemed to have requested an ABR Loan.

(c)	Maximum Number of LIBOR Loans. Revolving Loans may be comprised of no more than ten (10) LIBOR Loans outstanding at any time. For purposes hereof, LIBOR Loans with separate or different LIBOR Periods will be considered as separate LIBOR Loans even if their LIBOR Periods expire on the same date.

(d)	Making of Revolving Loans. Promptly after receipt of a Borrowing Notice under clause (a) of this Section 2.2 (or telephonic notice), the Agent shall notify each Lender of the requested borrowing. Each Lender shall make its Pro Rata Share of the requested Revolving Loan available to the Agent in Dollars and in immediately available funds, not later than 3:00 P.M. (Eastern time) on the Funding Date specified in the Borrowing Notice. After the Agent's receipt of the proceeds of such Revolving Loans from the Lenders, the Agent shall (unless it shall have received written notice from the Borrower or any Lender that any of the conditions precedent set forth in Section 4.2 hereof have not been satisfied) make the proceeds of such Revolving Loans available to the Borrower on such Funding Date and shall disburse such funds in Dollars to the Borrower in immediately available funds by crediting the Borrower Account.

(e)	Failure to Fund by Lender. Unless the Agent shall have been notified by any Lender prior to 12:00 P.M. (Eastern time) on any Funding Date in respect of Revolving Loans requested under a Borrowing Notice (or deemed requested pursuant to Section 2.3(e) or the last sentence of Section 2.2(a)) that such Lender does not intend to make available to the Agent such Lender's share of the Revolving Loans on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 3:00 P.M. (Eastern time) on a Funding Date, such Lender agrees to pay and the Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, for the period from the Funding Date until the date two Business Days after the Funding Date, the Federal Funds Rate, and from and after the date two Business Days after the Funding Date, the Adjusted ABR, and (ii) in the case of the Borrower, the Adjusted ABR. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and the Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon. Nothing contained in this Section 2.2(e) shall be deemed to relieve any Lender of its obligation hereunder to make its Revolving Loan on any Funding Date.

Section 2.3		Standby Letters of Credit.

(a)	Generally. Subject to and in accordance with the terms and conditions set forth herein and in reliance on the agreements of the Lenders set forth in this Section 2.3, the Borrower may request the Issuing Lender, on any Business Day from time to time during the period commencing on the Effective Date and ending 10 Business Days prior to the Maturity Date, to issue, and subject to the terms hereof the Issuing Lender shall issue, for and on behalf of the account of the Borrower or any Domestic Subsidiary, one or more standby letters of credit (each, a "Standby Letter of Credit") pursuant to the Issuing Lender's customary letter of credit application. The aggregate outstanding amount at any time and from time to time of all Standby Letters of Credit shall not exceed $20,000,000 (the "L/C Subfacility"). The Issuing Lender shall have no obligation to issue any Standby Letter of Credit if, after giving effect to the issuance thereof, the Total Outstanding Amount shall then exceed the Facility Amount (it being understood that the Issuing Lender shall, upon request of the Borrower, issue a Standby Letter of Credit in an amount that would, after giving effect to the issuance thereof, not cause the Facility Amount to be exceeded). The renewal or extension of any Standby Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Standby Letter of Credit hereunder.

(b)	Standby L/C Fees; Maturity; Account Parties.

	(i)	The Borrower shall, among other things, pay to the Issuing Lender for the benefit of the Lenders pro rata based on each Lender's Pro Rata Share, on each L/C Fee Payment Date, in arrears, a fee (the "L/C Fee") per annum, computed by multiplying the Applicable Margin by the daily average of the aggregate of all Standby Letters of Credit outstanding during the Fiscal Quarter ending on the L/C Fee Payment Date. In addition to the L/C Fee, the Borrower shall pay to the Issuing Lender, for its own account, (i) a fronting fee, on each L/C Fee Payment Date, in arrears, equal to one-eighth of one percent (0.125%) on the daily average of the aggregate of all Standby Letters of Credit outstanding during the Fiscal Quarter ending on the L/C Fee Payment Date (the "Fronting Fee") and (ii) the customary charges from time to time of the Issuing Lender on demand with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, Standby Letters of Credit.

	(ii)	All Standby Letters of Credit issued by the Issuing Lender as contemplated by this Section 2.3 shall have an expiration date (whether as original issued or as extended) no later than the Maturity Date. Notwithstanding that the Issuing Lender shall have no obligation to issue any Standby Letter of Credit the expiration date of which shall extend beyond the Maturity Date, if the expiration date of any Standby Letter of Credit shall in fact extend beyond the Maturity Date, then on the last Business Day immediately preceding the Maturity Date, there shall be deemed to have been made Revolving Loans in the outstanding amount of all Standby Letters of Credit the expiration date of which shall occur after the Maturity Date, the proceeds of which the Issuing Lender shall deposit in a collateral account at the Issuing Lender or an Affiliate thereof in order to collateralize such Standby Letters of Credit, which collateral account shall bear interest for the account of the Borrower based upon investment of the funds as agreed between the Issuing Lender and the Borrower; provided that (A) for purposes of determining availability under the Facility with respect to such Revolving Loans, Standby Letters of Credit that are cash collateralized shall be excluded from the Total Outstanding Amount, and (B)in the event the unused amount of the Facility is less than the outstanding amount of all Standby Letters of Credit the expiration date of which shall occur after the Maturity Date, the Borrower shall contribute cash to such collateral account in the amount of the difference.

	(iii)	Any Standby Letter of Credit issued hereunder may contain a statement to the effect that such Standby Letter of Credit is issued for the account of a Domestic Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Standby Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Standby Letter of Credit.

(c)	Standby Letter of Credit Request Procedure. Whenever the Borrower desires that a Standby Letter of Credit be issued on its behalf, the Borrower shall give written notice in substantially the form of Exhibit C (each such notice, a "Standby Letter of Request") to the Issuing Lender (with copies to be sent to the Agent and each other Lender) by no later than 11:00 A.M. (Eastern time) on the third Business Day prior to the date of the requested issuance or extension (or such shorter period as may be agreed to by the Issuing Lender), specifying (i) that a Standby Letter of Credit is requested, (ii) the date of the requested issuance or extension, (iii) the type, amount, expiry date and terms on which the Standby Letter of Credit is to be issued or extended, and (iv) the beneficiary. Unless the Issuing Lender has received written notice from the Agent or any Lender before it issues the respective Standby Letter of Credit that one or more of the conditions specified in Section 4.2 are not then satisfied, or that the issuance of such Standby Letter of Credit would violate this Section 2.3, then the Issuing Lender may issue the requested Standby Letter of Credit for the account of the Borrower in accordance with the terms of this Agreement and, with respect to any matters not specifically covered by this Agreement, in accordance with the Issuing Lender's usual and customary practices as in effect from time to time.

(d)	Letter of Credit Participations.

	(i)	Immediately upon the issuance by the Issuing Lender of any Standby Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender (other than the Issuing Lender), and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, in proportion to such Lender's Pro Rata Share, in such Standby Letter of Credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any collateral therefor, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Pro Rata Share of the obligations arising under such Standby Letter of Credit. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Prospective Event of Default, an Event of Default or any other occurrence or event.

	(ii)	In determining whether to pay under any Standby Letter of Credit, the Issuing Lender shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Standby Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Standby Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Standby Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create any resulting liability to any Lender.

	(iii)	Upon the request of any Lender, the Issuing Lender shall furnish to such Lender copies of any Standby Letter of Credit.

	(iv)	As between the Borrower on the one hand and the Issuing Lender and the Lenders on the other hand, the Borrower assumes all risks of the acts and omissions of, or misuse of the Standby Letters of Credit by the respective beneficiaries of such Standby Letters of Credit. Without limiting the generality of the foregoing, neither the Issuing Lender nor any other Lender shall be responsible (except in the case of its gross negligence or willful misconduct) for the following:

		(A)	the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents submitted by any party in connection with the application for and issuance of or any drawing under such Standby Letters of Credit;

		(B)	the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Standby Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

		(C)	failure of the beneficiary of any such Standby Letter of Credit to comply fully with conditions required in order to draw upon such Standby Letter of Credit, other than material conditions or instructions that expressly appear in such Standby Letter of Credit;

		(D)	errors, omissions, interruptions or delays in the transmission or delivery of any messages by mail, cable, telegraph, telecopier, telex or otherwise, whether or not they are encoded;

		(E)	errors in interpretation of technical terms;

		(F)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Standby Letter of Credit or the proceeds thereof;

		(G)	the misapplication by the beneficiary of any such Standby Letter of Credit of the proceeds of any drawing of any such Standby Letter of Credit; or

		(H)	any consequences arising from causes beyond the control of the Issuing Lender, including without limitation any acts of governments.

	(v)	The obligations of the Lenders to make payments to the Agent for the account of the Issuing Lender with respect to Standby Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

		(A)	any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

		(B)	the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Standby Letter of Credit, any transferee of any Standby Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Standby Letter of Credit, the transactions contemplated herein or any unrelated transactions;

		(C)	any draft, certificate or any other document presented under the Standby Letter of Credit shall prove to be forged, fraudulent, invalid or insufficient in any respect or any statement therein shall prove to be untrue or inaccurate in any respect;

		(D)	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

		(E)	the occurrence of any Event of Default or Potential Event of Default; or

		(F)	the termination of this Agreement or any Commitment.

(e)	Reimbursement; Standby Letter of Credit Drawings.

	(i)	The Issuing Lender shall promptly notify the Borrower and the Agent of any drawing under any Standby Letter of Credit (each drawing, a "Drawing"). The Borrower agrees to reimburse the Issuing Lender for any Drawing on the day of such Drawing in same day funds. If the Borrower shall fail to reimburse the Issuing Lender on the date of any Drawing with a Revolving Loan as provided in clause (ii) below or with cash, the unreimbursed amount of such Drawing shall accrue interest, payable by the Borrower, at a per annum rate equal to the Adjusted ABR. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit or any of the matters set forth in Section 2.3(d)(v) above.

	(ii)	On the date of any Drawing the Borrower shall be deemed to have requested a Revolving Loan that is an ABR Loan (which may be converted into a LIBOR Loan pursuant to Section 3.7) in the amount of such Drawing, the proceeds of which will be used to reimburse the Issuing Lender for such Drawing. The Agent shall promptly notify each Lender of any Drawing. Each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Lender an amount equal to such Lender's Pro Rata Share of such Drawing in same day funds on the date of such Drawing (notwithstanding (i) any termination of the Commitments pursuant to Section 7.2, (ii) the failure of such ABR Loan to comply with any of the provisions contained in Article 2 or Section 4.2 of this Agreement and (iii) the existence of a Prospective Event of Default or Event of Default). Such payment shall be made to the Agent at the Agent Lending Office. In the event that any such Revolving Loan cannot for any reason be made on the date of such Drawing (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date of such Drawing but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such participation in such Drawing as shall be necessary to cause such Lender to share in such Drawing ratably based upon its respective Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Section 7.1); provided that if and to the extent such Lender does not make payment for its participation to the Agent for the account of the Issuing Lender on the date of such Drawing, such Lender shall be required to pay to the Agent for the account of the Issuing Lender interest on the principal amount of such participation for each day from and including the date of such Drawing to but excluding the date of payment for such participation, at the rate equal to, if paid within 2 Business Days of the date of such Drawing, the Federal Funds Rate, and thereafter at a rate equal to the Adjusted ABR.

(f)	Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Standby Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such Standby Letter of Credit.

(g)	Limitation on Obligation of the Issuing Lender. Notwithstanding anything contained herein to the contrary, the Issuing Lender shall not be under any obligation to issue, renew or extend any Standby Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing a Standby Letter of Credit, or any applicable law, rule or regulation or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or any such Standby Letter of Credit in particular, or shall impose upon the Issuing Lender with respect to any such Standby Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, costs or expense that was not applicable on the Effective Date and that the Issuing Lender should deem material to it in good faith, or (ii) the issuance, renewal or extension would violate or otherwise contravene its internal policy.

(h)	Conflict. In the event of any conflict between this Agreement and any other document governing or otherwise relating to any Standby Letter of Credit (including, without limitation, any letter of credit application), this Agreement shall control.

Section 2.4	Swing Line Loan Subfacility.

(a)	Swing Line Subfacility. Subject to the terms and conditions hereof, the Swing Line Lender shall agree to make from and after the Effective Date until one Business Day prior to the Maturity Date certain revolving credit loans (each, a "Swing Line Loan" and, collectively, the "Swing Line Loans") to the Borrower; provided, however, that (i) the aggregate principal amount of all Swing Line Loans shall at no time exceed $20,000,000.00 (such amount, the "Swing Line Subfacility"), and (ii) the Total Outstanding Amount shall at no time exceed the Facility Amount. Within the limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow pursuant to this Section 2.4 hereof, may prepay pursuant to Section 2.4(f), and reborrow under this Section 2.4 hereof.

(b)	The Swing Line Note; Maturity. The Swing Line Loans shall be evidenced by a Swing Line Note for the Swing Line Lender. The Swing Line Note shall be issued on or before the Effective Date and shall bear interest for the period from the date of the initial funding of any Swing Line Loan until paid in full on the unpaid principal amount thereof. The Swing Line Lender is hereby authorized to record in its books and records (without making any notation on the Swing Line Note or any schedule thereto) the amount and date of funding of each Swing Line Loan made by it, and the amount and date of each payment or prepayment of any Swing Line Loan. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Swing Line Loans, with interest thereon, as provided in this Agreement. The aggregate principal amount of the Swing Line Loans shall be payable on the earlier of (A) the maturity date agreed to by the Swing Line Lender and the Borrower with respect to such Swing Line Loan or (B) the Maturity Date.

(c)	Swing Line Loan Borrowing Procedure. Whenever the Borrower desires to borrow Swing Line Loans under this Section 2.4(c), the Borrower shall deliver to the Swing Line Lender written notice (or telephonic notice promptly confirmed in writing) in substantially the form of Exhibit B (each such notice, a "Swing Line Borrowing Notice") no later than 11:00 A.M. (Eastern time) on the requested Funding Date of the requested Swing Line Loan (or such shorter period as agreed to by the Swing Line Lender), specifying (i) that the Borrower wishes to borrow a Swing Line Loan, (ii) the amount of the Swing Line Loan thereby requested (which shall not be less than $100,000 and shall be in multiples of $50,000), (iii) the requested Funding Date of such Swing Line Loan, which date shall be a Business Day, (iv) the requested interest rate option and (v) the requested term of the Swing Line Loan, which term shall be a period of not less than 1 but not more than 7 days (any such period, a "Swing Line Period") and which term shall be agreed to by the Swing Line Lender. Notwithstanding the foregoing, however, in the event that an "auto borrow" or "zero balance" or similar arrangement shall then be in place with the Swing Line Lender, the Borrower shall request Swing Line Loans pursuant to such alternative notice arrangements and in such minimum amounts, if any, provided thereunder or in connection therewith.

(d)	Interest on Swing Line Loans. Subject to the provisions of clause (e) of this Section 2.4, the aggregate principal amount of Swing Line Loans outstanding from time to time shall bear interest at a rate per annum equal to the Adjusted ABR or the Quoted Rate, as the Borrower may request, for the applicable Swing Line Period.

(e)	Repayment of Swing Line Loans. Each Swing Line Loan made by the Swing Line Lender hereunder shall be due and payable upon the expiration of the Swing Line Period relating to such Swing Line Loan. The Swing Line Lender may, at any time and in its sole and absolute discretion, by written notice to the Borrower and the Agent (which shall promptly deliver a copy thereof to the other Lenders), demand repayment of its Swing Line Loans then outstanding by way of a Revolving Loan borrowing (a "Mandatory Borrowing"), in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing in the amount of the then outstanding Swing Line Loans which shall bear interest at the Adjusted ABR; provided, however, that any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Maturity Date, (ii) the occurrence of any Event of Default, (iii) upon acceleration of the Obligations hereunder, and (iv) the exercise of remedies in accordance with the provisions of Section 7.1 hereof. Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of a Mandatory Borrowing, in the amount (but in proportion to each Lender's Pro Rata Share) and in the manner specified in the preceding sentence and on the same such date notwithstanding that (A) the amount of the Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.2 hereof, (E) the date of such Mandatory Borrowing, or (F) any reduction in the Commitments or termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding in bankruptcy with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in the then outstanding Swing Line Loans as shall be necessary to cause each such Lender to share in such Swing Line Loans ratably based upon its respective Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Section 7.1), provided that (1) all interest payable on the Swing Line Loans from and including the day upon which the Mandatory Borrowing would otherwise have occurred shall be for the account of the Lenders and (2) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swing Line Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within 2 Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Adjusted ABR.

(f)	Optional Prepayment of Swing Line Loans. Subject to the provisions of this clause (f) and Section 3.8 hereof, the Borrower may, at its sole option, prepay the principal amount of the Swing Line Loans in whole or in part (in a minimum principal amount of $100,000] or, if less, the aggregate unpaid principal amount of all Swing Line Loans, and integral multiples of $50,000 in excess thereof) at any time and from time to time, without premium or penalty.

ARTICLE III

INTEREST, FEES AND REPAYMENT

Section 3.1	Interest on the Revolving Loans.

Except as provided in Section 3.3, (i) during such period as any Revolving Loans outstanding are ABR Loans, the aggregate principal amount of such Revolving Loans shall bear interest at a rate per annum equal to the Adjusted ABR and (ii) during such period as any Revolving Loans outstanding are LIBOR Loans, the aggregate principal amount of such Revolving Loans shall bear interest at a rate per annum equal to the Adjusted LIBOR.

Section 3.2	Regulatory Changes.

If, after the date of this Agreement, any Regulatory Change

(i)	shall subject any Lender to any tax, duty or other charge with respect to its obligation to make or maintain any Loan or its Commitment, or shall change the basis of taxation of payments to such Lender of the principal of or interest on the Loans or in respect of any other amounts due under this Agreement in respect of its obligation to make any Loan or maintain its Commitment (except for changes in the rate of tax on the overall net income of such Lender); or

(ii)	shall impose, modify or deem applicable any reserve, assessment, special deposit, capital adequacy, capital maintenance or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender any other condition affecting (x) the obligation of the Lender to make or maintain the Loans or its Commitment, or (y) the Revolving Notes or the Swing Line Note;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan or maintaining its Commitment or to reduce the amount of any sum received or receivable by such Lender under, or the rate of return attributable to, this Agreement or under the Revolving Notes or the Swing Line Note, such Lender shall, within 90 days after the effective date of such Regulatory Change, provide written notice to the Borrower of such Regulatory Change (it being agreed by the parties hereto that if such notice is given after 90 days' of the effective date of such Regulatory Change, the Borrower shall be liable to the Lenders for the additional amounts payable pursuant to this Section 3.2 only to the extent such additional amounts accrue from and after the date 90 days prior to the date of the giving of such notice), together with a certificate describing in reasonable detail such increase or reduction, as the case may be, then, within 90 days after delivery of such notice by such Lender to the Borrower, the Borrower shall pay to such Lender for the account of such Lender such additional amount or amounts as will compensate such Lender for such increase or reduction.

Section 3.3	Interest after Due Date.

In the event the Borrower fails to make any payment of the principal amount of or interest on any of the Revolving Loans or Swing Line Loans, or of the Unused Portion Fee, the Administrative Fee, the L/C Fee or the Fronting Fee, or any other amount owing under this Agreement or any other Loan Document, in each case when due (whether by demand, acceleration or otherwise), the Borrower, shall pay interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof, accruing on a daily basis, at a per annum rate (the "Default Rate") equal to the Adjusted ABR plus two percent (2%).

Section 3.4		Payment and Computations.

(a)	Payments. All payments required or permitted to be made to the Agent, to the Agent for the account of the Lenders, or to any Lender under this Agreement or under any Note shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff (i) if to the Agent, at the Lending Office of the Agent in immediately available funds not later than 2:00 P.M. (Eastern time) (payments received after such time shall be deemed to have been received on the next succeeding Business Day) and (ii) if to any Lender, to it in immediately available funds at an account specified by such Lender in writing to the Borrower. Except as otherwise specifically provided herein, all payments shall be made to the Agent. The Borrower hereby instructs and authorizes the Agent to effect each payment of interest on the Loans due on each Interest Payment Date, each payment of the L/C Fee and the Fronting Fee on each L/C Fee Payment Date, the Unused Portion Fee and the Administrative Fee due on the applicable Fee Payment Date by debiting the Borrower Account on such Interest Payment Date, L/C Fee Payment Date or Fee Payment Date, as the case may be, with the aggregate amount thereof, in each case, after giving effect to the crediting to the Borrower Account of the proceeds of the Revolving Loan, if any, made on such Interest Payment Date, L/C Fee Payment Date or Fee Payment Date, as the case may be, in accordance with the last sentence of Section 2.2(a) of this Agreement. The Agent shall provide to the Borrower an invoice showing the amount of such debit and the manner in which it was calculated. The Agent will distribute such payments to the Lenders if any such payment is received prior to 2:00 P.M. (Eastern time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise such Agent will distribute such payment to the Lenders entitled thereto on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). The making of any payment by the Borrower hereunder shall not be deemed to constitute a waiver of any counterclaim, defense, recoupment or setoff that the Borrower may have with respect to such payment or otherwise.

(b)	Notice by Borrower of Nonpayment. Unless the Borrower has notified the Agent prior to the date any payment is required to be made by it to the Agent hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Lenders entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in immediately available funds, at the Federal Funds Rate from time to time in effect.

(c)	Computations. All computations of interest and fees shall be made on the basis of the actual number of days elapsed (including the first day but excluding the last day) over a year of 360 days, except with respect to computation of interest on ABR Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and including the Funding Date but exclude the date of payment.

(d)	Interest and Fee Payment Dates. The Unused Portion Fee and interest on the Loans shall be payable in arrears (i) in the case of the Revolving Loans and Swing Line Loans, on each Interest Payment Date and (ii) in the case of the Unused Portion Fee, on each Fee Payment Date. The Administrative Fee, if any, shall be payable in advance on each Fee Payment Date. The L/C Fee and the Fronting Fee shall be payable in arrears as provided in Section 2.3(b) hereof.

(e)	Application of Payments; Apportionment.

	(i)	Apportionment of Payments and Prepayments. All payments and prepayments of principal and interest in respect of outstanding Revolving Loans or reimbursement obligations arising from Drawings and all payments of fees (other than the Administrative Fee and Fronting Fee), each reduction of the Commitments and all other payments in respect of any other Obligations (other than with respect to Swing Line Loans) shall be allocated among (and paid over promptly after receipt thereof to) the Lenders in proportion to their respective Pro Rata Share. All payments and prepayments of principal and interest and other amounts in respect of the Swing Line Loans that have not been converted to Revolving Loans shall be allocated only to the Swing Line Lender. The Administrative Fee shall be allocated only to the Agent and the Fronting Fee shall be allocated only to the Issuing Lender.

	(ii)	Upon the occurrence and during the continuance of an Event of Default, the Agent shall, unless otherwise specified by the Required Lenders as provided in the last paragraph of this clause (ii), apply all payments in respect of any Obligations:

		(A)	first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrowers;

		(B)	second, to pay Obligations in respect of any fees, expense reimbursement or indemnities due to the Agent;

		(C)	third, to pay Obligations in respect of any fees, expense reimbursement, indemnities, increased costs or breakage then due to the Lenders, pro rata;

		(D)	fourth, to the ratable payment of overdue interest or late charges, if any, then due the Lenders;

		(E)	fifth, to the ratable payment of interest due in respect of the Revolving Loans, reimbursement obligations arising from Drawings and Swing Line Loans;

		(F)	sixth, to the ratable payment or prepayment of principal due in respect of the Revolving Loans, reimbursement obligations arising from Drawings and Swing Line Loans and cash collateralization of outstanding Standby Letters of Credit; and

		(G)	seventh, to the ratable payment of all other Obligations;

The order of priority set forth in this Section 3.4(e)(ii) is set forth solely to determine the rights and priorities of the Agent and the Lenders as among themselves.

Section 3.5		Prepayments; Certain Early Repayments.

(a)	Prepayments; Certain Early Repayments.

	(i)	If at any time (A) the Total Outstanding Amount shall be greater than the Facility Amount, (B) the outstanding principal amount of Swing Line Loans shall be greater than the Swing Line Subfacility or (C) the outstanding amount of Standby Letters of Credit (including outstanding reimbursement obligations arising from Drawings) shall be greater than the L/C Subfacility, the Borrower shall, immediately upon receipt by the Borrower of notice from the Agent, prepay that portion of the Loans and/or cash collateralize the Standby Letters of Credit, as the case may be, in an amount equal to such excess.

	(ii)	Subject to clause (v) below, the Obligations shall be promptly prepaid as hereafter provided in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Disposition to the extent (A) such Net Cash Proceeds are not reinvested in the same or similar property or assets within six (6) months of the date of such Asset Disposition, and (B) the aggregate amount of such Net Cash Proceeds not reinvested in accordance with the foregoing clause (A) shall exceed $1,000,000 in any Fiscal Year.

	(iii)	Subject to clause (v) below, the Obligations shall be immediately prepaid as hereafter provided in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Debt Transaction or Equity Transaction.

	(iv)	Mandatory prepayments under clauses (i), (ii) and (iii) above shall be applied first to ABR Loans, then to LIBOR Loans in direct order of LIBOR Period maturities, then to Swing Line Loans in direct order of Swing Line Period maturities and then to a cash collateral account to secure the outstanding Standby Letters of Credit.

	(v)	Notwithstanding anything in this Section 3.5(a) to the contrary, with respect to any mandatory prepayment required by clauses (ii) and (iii) above, the Borrower shall be obligated to prepay the Obligations only to an amount equal to the lesser of $50,000,000 or the Hedged Amount.

(b)	Optional Prepayments of Loans. Subject to the terms and conditions of clause (c) below and Section 3.8 hereof, the Borrower may, at its sole option prepay the principal amount of the Loans (whether ABR Loans, LIBOR Loans or Quoted Rate Swing Line Loans) in whole or in part (but in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof) at any time and from time to time, without premium or penalty. Optional Prepayments shall be applied as specified by the Borrower or, if not so specified, first to ABR Loans, then to LIBOR Loans in direct order of LIBOR Period maturities, then to Quoted Rate Swing Line Loans in direct order of Swing Line Period maturities and then to a cash collateral account to secure the outstanding Standby Letters of Credit.

(c)	Optional Prepayment Procedure. In respect of each Optional Prepayment of a LIBOR Loan proposed to be made by the Borrower, the right of the Borrower to make such Optional Prepayment is subject to the Agent's receipt from the Borrower, no later than 10:00 A.M. (Eastern Time) on a date at least three Business Days prior to the date specified therein as the date on which such Optional Prepayment is to be made, of a written notice specifying (i) that the Borrower desires to prepay the LIBOR Loans, (ii) the principal amount of such Optional Prepayment, (iii) the particular LIBOR Loans that are to be prepaid and (iv) the date (which shall be a Business Day) on which such Optional Prepayment will be made.

Section 3.6	Unused Portion Fee, Administrative Fee, L/C Fee and Fronting Fee.

(a)	Unused Portion Fee. For each Fiscal Quarter (or part thereof) during the period from the Effective Date until the Maturity Date, the Borrower shall pay to the Agent for the account of the Lenders pro rata based upon each Lender's Pro Rata Share, an unused portion fee (the "Unused Portion Fee") equal to the Applicable Margin of the unused portion of the Facility Amount (which, for purposes of this clause (a), shall be determined by subtracting the sum of the aggregate outstanding amount of all Revolving Loans and Standby Letters of Credit (including outstanding reimbursement obligations arising from Drawings) (computed on the basis of the daily average for such Fiscal Quarter) from the Facility Amount.

(b)	Administrative Fee. The Borrower shall pay to the Agent, as compensation for the services of the Agent hereunder, a fee (the "Administrative Fee") in an amount separately agreed to by the Borrower and the Agent in that certain letter agreement dated as of December 19, 2001 (the "Administrative Fee Letter").

(c)	L/C Fee. The Borrower shall pay the L/C Fee and the Fronting Fee in accordance with the provisions of Section 2.3(b) hereof.

Section 3.7	LIBOR Conversion.

(a)	Conversion. So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, the Borrower shall have the right on any Business Day to convert all or part of the outstanding Revolving Loans that are ABR Loans to LIBOR Loans (such conversion, a "LIBOR Conversion or Extension") and to extend existing LIBOR Loans at the end of the applicable LIBOR Period for a new LIBOR Period (such extension, a "LIBOR Extension"); provided, however, that the LIBOR Period to which any such LIBOR Conversion or LIBOR Extension shall relate will not extend beyond the Maturity Date and any request for LIBOR Conversion or LIBOR Extension that shall fail to specify a LIBOR Period shall be deemed to be a request for a LIBOR Period of one month. In order to effect a LIBOR Conversion or a LIBOR Extension, the Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) in substantially the form of Exhibit D (such notice, a "LIBOR Conversion or Extension Notice") prior to 10:00 A.M. (Eastern time), at least three LIBOR Business Days prior to the first day of the LIBOR Period to which such LIBOR Conversion or LIBOR Extension, as the case may be, shall apply, stating that (i) the Borrower wishes to effect a LIBOR Conversion or a LIBOR Extension, (ii) in the case of a LIBOR Conversion, the ABR Loan to which such LIBOR Conversion relates or in the case of a LIBOR Extension, the LIBOR Loan to which such LIBOR Extension relates, (iii) the aggregate principal amount of such ABR Loan or such LIBOR Loan that the Borrower wishes to convert or extend, as the case may be (it being understood and agreed that no LIBOR Conversion or LIBOR Extension shall be permitted in a minimum amount less than $500,000.00 and integral multiples of $100,000 in excess thereof), (iii) the applicable LIBOR Period being elected by the Borrower and (iv) the Business Day on which the LIBOR Period is to be effective.

(b)	Notice of LIBOR to Borrower. In the event the Borrower has requested a LIBOR Conversion or a LIBOR Extension, the Agent shall give written notice to the Borrower and the Lenders of such request and the LIBOR as promptly as reasonably possible after such rate is determined.

(c)	Successive Notice of LIBOR Conversion. Subject to the provisions of clause (a) of this Section 3.7, the Borrower may, by executing a LIBOR Conversion or Extension Notice at least three LIBOR Business Days prior to the first day of the LIBOR Period to which such LIBOR Conversion or Extension Notice shall apply, execute successive LIBOR Conversions with respect to any Revolving Loan then outstanding that is an ABR Loan together with any then outstanding LIBOR Loans the LIBOR Period in respect of which is scheduled to expire on or before the start of the LIBOR Period specified in such LIBOR Conversion or Extension Notice. If, with respect to any LIBOR Loans, the Agent shall not have received a LIBOR Extension Notice for the next immediately succeeding LIBOR Period which complies with the provisions of clause (a) of this Section 3.7, such LIBOR Loans shall, immediately upon the expiration of the then current LIBOR Period and without any notice to the Borrower, be automatically converted into an ABR Loan at the end of the LIBOR Period applicable thereto.

(d)	Market Disruption. In the event that the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market either adequate or reasonable means do not exist for ascertaining LIBOR elected by the Borrower pursuant to the terms hereof with respect to any portion of the Revolving Loans that the Borrower has requested be made as a LIBOR Loan (each, an "Affected Advance"), the Agent shall promptly notify the Borrower (by telephone or otherwise, to be promptly confirmed in writing), with a copy to the Lenders, of such determination. If the Agent shall give such notice, until such notice has been withdrawn by the Agent, (x) any Affected Advances shall be made as advances which shall bear interest at the Adjusted ABR, and (y) any outstanding LIBOR Loan shall, from and after the last day of the then current LIBOR Period applicable thereto, bear interest at the Adjusted ABR.

(e)	Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender (or its applicable lending office) to make, maintain, or fund LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof and until such time as such Lender may again make, maintain, and fund LIBOR Loans, (x) such Lender's obligation to make or extend LIBOR Loans and to convert ABR Loans into LIBOR Loans shall be suspended, (y) any Revolving Loans made by such Lender shall be made as advances which shall bear interest at the Adjusted ABR, and (z) any outstanding LIBOR Loan shall, from and after the last day of the then current LIBOR Period applicable thereto (such earlier date as such Lender may specify to the Borrower with a copy to the Agent), bear interest at the Adjusted ABR.

(f)	Treatment of Advances under Sections 3.7(d) and (e). If the obligation of any Lender to make any LIBOR Loan or to continue, or to convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 3.7(d) or 3.7(e), then to the extent that such Lender's LIBOR Loans have been converted into ABR Loans, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its ABR Loans. If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.7(d) or (e) hereof, as applicable, that gave rise to the conversion of such Lender's LIBOR Loans into ABR Loans cease to exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, such Lender's ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and LIBOR Periods) in accordance with their respective Commitments.

Section 3.8	Breakage, etc.

Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)	any continuation, conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the LIBOR Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)	any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by the Borrower;

excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.8, each Lender shall be deemed to have funded each LIBOR Loan made by it at the Interbank Offered Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

Section 3.9	Taxes.

(a)	Any and all payments by any Credit Party to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its applicable lending office) or the Agent (as the case may be) is organized or any political subdivision thereof or by the jurisdiction under the laws of which such Lender (or its applicable lending office) or the Agent (as the case may be) was previously organized or previously maintained a lending office to the extent such taxes relate to the period such Lender (or its applicable lending office) or the Agent (as the case may be) was previously organized or previously maintained a lending office in such jurisdiction) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.9) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and withholdings, (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Agent, at its address referred to in Section 9.4, the original or a certified copy of a receipt evidencing payment thereof.

(b)	In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

(c)	The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.9) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d)	Each Lender that is not a United States person under Section 7701(a)(30) of the Code (each a "Foreign Lender") (including any Lender that is not a Foreign Lender at the time it becomes a party hereto but subsequently becomes a Foreign Lender), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof that is a Foreign Lender on the Closing Date, on or prior to the date on which a Foreign Lender becomes a party hereto after the Closing Date and on or prior to the date any Lender becomes a Foreign Lender after the Closing Date, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Agreement or any of the other Loan Documents.

(e)	For any period with respect to which a Foreign Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.9(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.9(a) or 3.9(b) with respect to Taxes imposed by the United States.

(f)	If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.9, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment that may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)	Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.9 shall survive the repayment of the Loans and other obligations under the Loan Documents, the expiration of all Standby Letters of Credit and the termination of the Commitments hereunder.

Section 3.10	Sharing of Payments.

(a)	Lenders. The Lenders agree that, in the event that any Lender shall obtain payment in respect of any Revolving Loan, reimbursement obligations relating to Drawings or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided in this Agreement, such Lender shall promptly purchase from the other Lenders a participation interest in such Revolving Loan, reimbursement obligations relating to Drawings and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all the Lenders share such payment in accordance with the respective Pro Rata Shares of the Lenders. The Lenders further agree that if payment to any such Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender that shall have shared the benefit of such payment shall, by repurchase of a participation interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each such Lender whose payment shall have been rescinded or otherwise restored.

(b)	Lenders and Agent. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.

Section 3.11	Reduction and Termination of Commitments.

(a)	Voluntary Reduction of Commitments. The Commitments may be terminated or permanently reduced in whole or in part by the Borrower upon three Business Days prior written notice to the Agent, provided that (i) after giving effect to any voluntary reduction the Total Outstanding Amount shall not exceed the aggregate amount of Commitments, as reduced, and (ii) partial reductions shall be in a minimum principal amount of $5 million, and in integral multiples of $1 million in excess thereof.

(b)	Termination of Commitments. The Commitments shall terminate on the Maturity Date.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1		Conditions Precedent to Effective Date.

This Agreement and the Commitments shall become effective as of the date hereof (the "Effective Date") upon the fulfillment of all of the following conditions precedent to the satisfaction of the Agent and the Lenders:

(a)	The Agent, on behalf of the Lenders, shall have received the following:

	(i)	This Agreement duly executed by the Borrower, each Lender and the Agent;

	(ii)	A Revolving Note, dated the Effective Date, payable to the order of each Lender in the amount of such Lender's Commitment and duly executed by the Borrower;

	(iii)	A Swing Line Note, dated the Effective Date, payable to the order of the Swing Line Lender in the amount of the Swing Line Subfacility and duly executed by the Borrower;

	(iv)	The Subsidiary Guarantee, executed in favor of the Agent by each Domestic Subsidiary of the Borrower existing as of the Effective Date;

	(v)	An opinion or opinions of counsel to the Borrower and the Guarantors in form and substance satisfactory to the Agent;

	(vi)	A certified copy of the resolutions of the Board of Directors of the Borrower and the Guarantors the execution and delivery of this Agreement and/or the other Loan Documents to which they are a party;

	(vii)	A copy of the charter documents and by-laws of the Borrower and the Guarantors, together with all amendments thereto, certified by the Secretary of the Borrower or such Guarantor, as applicable, as being true, complete and correct and in effect as of the Effective Date;

	(viii)	An incumbency certificate of the Secretary, an Assistant Secretary or an Assistant Treasurer of the Borrower and the Guarantors certifying the names and true signatures of each officer of the Borrower and the Guarantors authorized to execute the Loan Documents;

	(ix)	Certificates of good standing, existence or its equivalent for each of the Borrower and its Subsidiaries certified as of a recent date by the appropriate governmental authorities of its state of incorporation and the state where its headquarters is located;

	(x)	By wire transfer of immediately available funds, the Borrower shall have paid to the Agent, on behalf of the Lenders, as applicable, all upfront fees and any other fees due and payable to the Lenders on or before the Effective Date;

	(xi)	A certificate of an Authorized Officer of the Borrower, dated the Effective Date, certifying that the matters contained in clauses (b) and (c) of Section 4.2 hereof are true and correct; and

	(xii)	A certificate, executed by an Authorized Officer of the Borrower, demonstrating (based on preliminary financial information) in sufficient detail the Consolidated Leverage Ratio as of the fiscal quarter ending December 31, 2001 giving effect on a Pro Forma Basis to any Acquisitions during such Fiscal Quarter (the "Pro Forma Closing Certificate").

(b)	The Borrower shall have delivered to the Agent and the Lenders (A) the Borrower's Form 10-K for the Fiscal Years ending June 30, 1999, 2000 and 2001 and Form 10-Q for the Fiscal Quarter ending September 30, 2001, and (B) such other financial information regarding the Borrower and its Consolidated Subsidiaries as the Agent or any Lender shall reasonably request;

(c)	By wire transfer of immediately available funds, the Agent shall have received the Administrative Fee due and payable to the Agent on the Effective Date pursuant to the Administrative Fee Letter;

(d)	By wire transfer of immediately available funds, Bank of America shall have received all other fees due and payable to it on the Effective Date in accordance with the Administrative Fee Letter; and

(e)	The Borrower shall have terminated the commitments under the Existing Credit Agreement and repaid in full (or will, with the initial advance hereunder on the Effective Date, repay in full) the loans and other amounts owing thereunder.

Section 4.2		Further Conditions Precedent to Loans and Standby Letters of Credit.

The obligation of the Lenders to make any Revolving Loan, the obligation of the Swing Line Lender to make any Swing Line Loan, and the obligation of the Issuing Lender to issue any Standby Letter of Credit shall be subject to the fulfillment of the following conditions precedent on the Funding Date for such Revolving Loan or Swing Line Loan or the issuance date for such Standby Letter of Credit, as the case may be:

(a)	The Agent shall have received a Borrowing Notice (except as otherwise provided in the last sentence of Section 2.2(a) of this Agreement) in accordance with Section 2.2(a) or the Swing Line Lender shall have received a Swing Line Borrowing Notice in accordance with Section 2.4(c) or the Issuing Lender shall have received a request for a Standby Letter of Credit in accordance with Section 2.3(c), as the case may be, in each case executed by an Authorized Officer of the Borrower, and each of the terms and conditions applicable to Revolving Loans, Swing Lines and Standby Letters of Credit set forth in Article II shall have been satisfied;

(b)	The representations and warranties of the Borrower contained in Article V of this Agreement and of the Guarantors contained in the Subsidiary Guarantee shall be true and correct as of such date as though made on and as of such date; and

(c)	No Potential Event of Default or Event of Default has occurred and is continuing or would result from such Revolving Loan or Swing Line Loan after giving effect to the application of the proceeds therefrom or from the issuance of such Standby Letter of Credit if the beneficiary thereof were to fully draw upon such Standby Letter of Credit on the date of issuance.

Each request for the making of a Loan or the issuance of a Standby Letter of Credit and each acceptance by the Borrower of a Loan or a Standby Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of the making of such Loan or the issuance of such Standby Letter of Credit that the applicable conditions in this Section 4.2 have been satisfied. Each request for a LIBOR Conversion or a LIBOR Extension and each acceptance of a LIBOR Conversion or a LIBOR Extension shall be deemed to constitute a representation and warranty by the Borrower as of the date of the making of LIBOR Conversion or LIBOR Extension that no Potential Event of Default or Event of Default has occurred and is continuing.

ARTICLE V

REPRESENTATIONS

In order to induce the Lenders and the Agent to enter into this Agreement and make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants with respect to itself and its Subsidiaries, as the context shall require, as of the date hereof and as of the Effective Date that:

Section 5.1	Existence, Power and Authority.

The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with full corporate power and authority to carry on its business as currently conducted and to own or hold under lease its Property; the Borrower and each of its Subsidiaries is duly qualified to do business as a foreign corporation in good standing in each other jurisdiction in which the conduct of its business or the maintenance of its Property requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect; and each Credit Party has full corporate power and authority to execute and deliver the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and perform its obligations thereunder.

Section 5.2	Authorization; Enforceable Obligations.

Each Loan Document has been duly authorized, executed and delivered by each Credit Party that is a party thereto and constitutes legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against each such Credit Party in accordance with its terms (except as such enforceability may be limited by general principles of the law of equity or by any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws and laws affecting creditors' rights generally).

Section 5.3	No Legal Bar.

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party (i) do not violate the certificate of incorporation, by-laws or any preferred stock provision of the Borrower or any of its Subsidiaries, (ii) do not violate or conflict with any law, governmental rule or regulation or any judgment, writ, order, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority applicable to the Borrower or any of its Subsidiaries or any indenture, mortgage, contract, agreement or other undertaking or instrument to which the Borrower or any of its Subsidiaries is a party or by which their respective property may be bound and (iii) do not and will not result in the creation or imposition of any Lien on any of its Property pursuant to the provisions of any such indenture, mortgage, contract, agreement or other undertaking or instrument.

Section 5.4	Consents.

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party does not require any consent, which has not been obtained, of any other Person (including, without limitation, stockholders of the Borrower or its Subsidiaries) or any consent, license, permit, authorization or other approval of, any giving of notice to, exemption by, any registration, declaration or filing with, or any taking of any other action in respect of, any court, arbitrator, administrative agency or other governmental authority.

Section 5.5	Litigation.

There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened (i) which relates to the Loan Documents or involves any of the transactions contemplated by this Agreement or (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 5.6	No Default.

(a)	No Potential Event of Default or Event of Default has occurred and is continuing.

(b)	Neither the Borrower nor any of its Subsidiaries is in default under any material order, writ, injunction, award or decree of any court, arbitrator, administrative agency or other governmental authority binding upon it or its property, or any material indenture, mortgage, contract, agreement or other undertaking or instrument to which it is a party or by which its property may be bound, and nothing has occurred which would materially adversely affect the ability of any of them to carry on their respective business or perform their respective obligations under any such material order, writ, injunction, award or decree or any such material indenture, mortgage, contract, agreement or other undertaking or instrument.

Section 5.7	Financial Condition.

The financial statements of the Borrower and its Subsidiaries identified in Section 4.1(b), copies of which have been furnished to the Lenders, and the financial statements of the Borrower delivered to the Agent and the Lenders after the Effective Date pursuant to Section 6.1(a) and (b) (when delivered), were prepared in accordance with GAAP and are complete and correct and fairly and accurately present the financial condition of the Borrower and its Subsidiaries (taken as a whole) as of their dates and the results of their operations for the periods then ended (subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes). Since June 30, 2001, there has been no circumstance, development or event relating to or affecting the Borrower and its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.8	Use of Proceeds.

None of the proceeds of any Loan have been or will be used to purchase or carry, or reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U) or to extend credit to others for the purchasing or carrying of any margin stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock. "Margin stock" (within the meaning of Regulation U) does not constitute more than twenty-five percent (25%) of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

Section 5.9	Investment Company Act; Public Utility Holding Company Act.

Neither the Borrower nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.10	Taxes.

The Borrower and its Subsidiaries have filed or caused to be filed all tax returns which are required to be filed by them and have paid or caused to be paid all taxes which have been shown to be due and payable by such returns and all other taxes, fees, assessments and other governmental charges, except to the extent being contested in good faith and for the payment of which adequate reserves have been provided.

Section 5.11	Environmental matters.

The Borrower and its Subsidiaries conduct their respective operations in compliance with all applicable laws and regulations concerning the discharge of substances into the environment and other environmental control matters, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any liability, contingent or otherwise, under any law, ordinance or regulation relating to the storage, transport, disposal or release of "oil", "petroleum products", "hazardous substance", "hazardous waste", "hazardous material", "hazardous chemical substance", "refuse" or any other term of similar import (as such terms are defined in any such law, ordinance or regulation), except to the extent that any such liability could not reasonably be expected to have a Material Adverse Effect.

Section 5.12	Subsidiaries.

Each of the Domestic Subsidiaries of the Borrower is set forth on Schedule 5.12 hereof (including the state of organization and the ownership and ownership percentages thereof). There are no Subsidiaries (consolidated or otherwise, direct or indirect) of the Borrower other than (i) the Guarantors and (ii) the Foreign Subsidiaries set forth on Schedule 5.12 hereof. The Borrower is the holder (either directly or indirectly) of all of the outstanding shares of capital stock of each Subsidiary and, except as otherwise provided in the proviso contained in Section 6.1(q) hereof, of each Foreign Subsidiary. Except for CACI N.V. and CACI Limited, no Foreign Subsidiary is material to the financial condition or assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

Section 5.13	No Material Misstatements.

None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of the Loan Documents or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 5.14	Ownership and Operation of Property; Compliance with Laws.

Each of the Borrower and its Subsidiaries (i) has good record and marketable title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by Section 6.2(a), (ii) has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business, and (iii) is in compliance with all laws, governmental rules and regulations applicable to the Borrower or such Subsidiary, as appropriate, except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

ARTICLE VI

COVENANTS

Section 6.1	Affirmative Covenants.

The Borrower covenants and agrees for itself and its Subsidiaries (in which case the Borrower shall cause such Subsidiaries to take or refrain from taking the actions described below) that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:

(a)	Audited Annual Financials. The Borrower shall deliver to the Agent and each Lender, as soon as available but in any event within 93 days of the end of each fiscal year of the Borrower (each such year, a "Fiscal Year"), a full and complete set of the annual audited consolidated financial statements (including statements of financial condition, income, cash flows and changes in shareholders' equity), together with all notes thereto, of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP and certified by an independent accounting firm of national recognition reasonably acceptable to the Required Lenders (which shall be accompanied by an unqualified opinion of such accounting firm regarding such statements), together with (i) a report detailing the aggregate amount and current age status of accounts receivable of the Borrower and any of its Consolidated Subsidiaries, and (ii) a report, in form reasonably acceptable to the Agent, describing the current status of backlog of the Borrower or any such Consolidated Subsidiary, in each case as of the end of such Fiscal Year (the Agent agrees that the form of backlog report delivered under the Existing Credit Agreement is acceptable).

(b)	Quarterly Financial Statements. The Borrower shall deliver to the Agent and each Lender, as soon as available but in any event within 48 days following the end of each of the Borrower's Fiscal Quarters (other than the Fiscal Quarter that ends the Borrower's Fiscal Year), internally prepared consolidated financial statements of the Borrower and its Consolidated Subsidiaries (including a balance sheet, income statement and statement of cash flows), in each case setting forth in comparative form consolidated figures for the corresponding period of the prior Fiscal Year, together with (i) a report detailing the aggregate amount and current age status of accounts receivable of the Borrower and any of its Consolidated Subsidiaries, and (ii) a report, in form reasonably acceptable to the Agent, describing the current status of backlog of the Borrower or any such Consolidated Subsidiary, in each case as of the end of such Fiscal Quarter (the Agent agrees that the form of backlog report delivered under the Existing Credit Agreement is acceptable).

(c)	Compliance Certificate. At the time of delivery of the financial statements required by Sections 6.1(a) and 6.1(b) above, a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit I, demonstrating compliance with the financial covenants contained in Section 6.1(f), (g) and (h) by calculation thereof as of the end of each such fiscal period.

(d)	Annual Budget. At the time of delivery of the financial statements required by Section 6.1(a) above, beginning with the Fiscal Year ending June 30, 2002, an annual business plan and budget of the Borrower and its Subsidiaries.

(e)	Exchange Act and Securities Act Filings. The Borrower shall deliver to each Lender and the Agent, within 5 days following the filing with the SEC, copies of all filings by it or any of its Subsidiaries under the Exchange Act (including reports on Forms 10-Q, 10-K and 8-K) and registration statements filed with the SEC under either the Securities Act or the Exchange Act. The Borrower shall deliver to each Lender and the Agent copies of all of the Borrower's Annual Reports and Proxy Statements and, at the request of such Lender or the Agent, any other shareholder communication.

(f)	Consolidated Leverage Ratio. As of the end of each Fiscal Quarter, the Consolidated Total Leverage Ratio shall be not greater than 3.0 to 1.0.

(g)	Consolidated Net Worth. At all times Consolidated Net Worth shall not be less than the sum of (i) $129,000,000.00 plus (ii) fifty percent (50%) of Consolidated Net Income (computed on a cumulative basis for each Fiscal Quarter ending after June 30, 2001 without deducting any net losses during any Fiscal Quarter in which there was a net loss) plus (iii) the net proceeds from the issuance of any capital stock of the Borrower as determined on a cumulative basis.

(h)	Consolidated Fixed Charge Coverage Ratio. As of the end of each Fiscal Quarter, the Consolidated Fixed Charge Coverage Ratio shall be not less than 2.0 to 1.0.

(i)	Use of Proceeds. The Borrower shall use the proceeds of the Loans and the Standby Letters of Credit for the Permitted Uses and for no other purpose.

(j)	Payment of Debts and Taxes. The Borrower and its Subsidiaries shall pay all debts, liabilities, taxes, assessments and other governmental charges when due in the ordinary course; provided, however, that no such debt, liability, tax, assessment or other governmental charge need be paid if such is being contested in good faith and reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

(k)	Conduct of Business; Maintenance of Property. The Borrower and its Subsidiaries shall continue to engage in business of the same general type as now conducted by the Borrower or its Subsidiaries. The Borrower and its Subsidiaries will maintain and preserve their Property material to the conduct of their business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted.

(l)	Preservation of Corporate Existence. The Borrower and its Subsidiaries shall at all times preserve and keep in full force and effect their respective corporate existence and their respective rights, privileges, licenses and franchises which are necessary in the normal conduct of their business; provided, however, that without the consent of the Required Lenders, the Borrower may cause any non-operating Subsidiary not a party to any Loan Document or CACI Nederland B.V. to cease its corporate existence so long as the assets of such entity are distributed to its parent company prior to such cessation; and provided, further, that any Domestic Subsidiary of the Borrower may merge with and into any other Domestic Subsidiary of the Borrower, and any Foreign Subsidiary of the Borrower may merge with and into any other Foreign Subsidiary of the Borrower, so long as the surviving entity resulting from such merger shall have succeeded to all rights, assets, liabilities, obligations and properties of the disappearing entity.

(m)	Books and Records; Inspection. The Borrower and its Subsidiaries shall at all times keep and maintain complete and accurate books, accounts and records of its operations and affairs in accordance with GAAP and customary and sound business practices, and shall permit each Lender and the Agent and their respective officers, employees, agents and representatives to, from time to time upon reasonable notice and subject to the confidentiality provisions of Section 9.16, have access to its place of business, examine such books, accounts and records and make copies thereof and discuss the affairs and finances of the Borrower or its Subsidiary with any of their respective officers or directors.

(n)	Insurance. The Borrower and its Subsidiaries shall at all times maintain in full force and effect policies of insurance with responsible and reputable insurance companies or associations in such amounts as are within an acceptable range for and covering such risks as are usually and customarily insured against by companies engaged in similar businesses and owning similar properties in the same general area in which the Borrower or Subsidiary is engaged.

(o)	Compliance with Laws. The Borrower and its Subsidiaries shall comply with all applicable laws, rules, regulations and orders of any governmental or regulatory body or authority, if noncompliance with any such law, rule, regulation or order could reasonably be expected to have a Material Adverse Effect.

(p)	Lending Relationship with the Agent. The Borrower shall maintain with the Agent the Borrower Account.

(q)	Parent Ownership of Consolidated Subsidiaries. The Borrower will, at all times, either directly or indirectly own all of the shares of each class of capital stock of each Subsidiary thereof; provided, however, that, in the case of any Foreign Subsidiary, not more than three percent (3%) of such shares may be owned by Persons other than the Borrower or its Subsidiaries. So long as any Obligation remains outstanding and until this Agreement has been terminated, the Borrower shall continue to consolidate the accounts of each its Foreign and Domestic Subsidiaries on the consolidated financial statements of the Borrower.

(r)	Notice of Default. The Borrower shall, promptly after becoming aware thereof, deliver to each Lender and the Agent notice of any Event of Default and Potential Event of Default denominated as a "notice of an Event of Default" or "notice of Potential Event of Default" under this Agreement, as the case may be.

(s)	Notice of Environmental Claims. The Borrower shall deliver to each Lender and the Agent a copy of any notice or other communication (i) alleging any violation by the Borrower or its Subsidiaries of any laws or regulations concerning the discharge of substances into the environment and other environmental control matters or (ii) under which the Borrower or its Subsidiaries shall admit to any such violation. Each copy of any such notice shall be delivered to the Lenders and the Agent promptly following the receipt or issuance thereof by the Borrower or such Subsidiary.

(t)	Payments Pari Passu. Under applicable laws in force from time to time, the claims and rights of the Lenders and the Agent against the Borrower and its Subsidiaries under the Loan Documents will not be subordinate to, and will rank at least pari passu with, the claims and rights of each other unsecured creditor of the Borrower and its Subsidiaries.

Section 6.2		Negative Covenants.

The Borrower covenants and agrees for itself and its Subsidiaries (in which case the Borrower shall cause such Subsidiaries to take or refrain from taking the actions described below), that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:

(a)	Liens. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume, grant, pledge or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired, or any income or profits therefrom, other than:

	(i)	Liens (other than Liens described in the subsequent clauses) securing obligations not exceeding $250,000 in an aggregate principal amount outstanding at any time; provided that such Liens shall be limited to specific Property and shall not be blanket Liens;

	(ii)	Liens securing purchase money Indebtedness (to the extent such purchase money Indebtedness is permitted under this Agreement), provided that any such Lien attaches only to the Property financed and such Lien attaches concurrently with or within ninety days after the acquisition thereof;

	(iii)	Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

	(iv)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

	(v)	Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Borrower or any of its Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

	(vi)	Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within thirty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within thirty days after the expiration of any such stay;

	(vii)	easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not in any material respect impairing the use of the encumbered Property for its intended purposes;

	(viii)	leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

	(ix)	any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

	(x)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

	(xi)	Liens deemed to exist in connection with Investments in repurchase agreements that constitute Permitted Investments;

	(xii)	normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

	(xiii)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

(b)	Indebtedness. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than:

	(i)	the Indebtedness incurred under this Agreement and the other Loan Documents;

	(ii)	the Indebtedness incurred by CACI Limited in an aggregate principal amount not to exceed 2,500,000 Pounds Sterling (the "UK Debt");

	(iii)	purchase money Indebtedness (including obligations in respect of Capital Leases) of the Borrower and its Subsidiaries incurred prior to or subsequent to the Effective Date to finance the purchase of fixed assets, provided that (i) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

	(iv)	other secured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $250,000;

	(v)	obligations of the Borrower or any of its Subsidiaries owing under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

	(vi)	seller financing obligations of the Borrower or any of its Subsidiaries incurred in connection with the DSIC Acquisition and any Acquisitions permitted under Section 6.2(e), provided that the aggregate principal amount of all such seller financing obligations shall not exceed $20,000,000 at any time;

	(vii)	Indebtedness owing by the Borrower to any of its Subsidiaries (or owing by any of its Subsidiaries to the Borrower) provided that such Indebtedness is permitted under Section 6.2(d); and

	(viii)	guaranty obligations of any Subsidiary of the Borrower with respect to any Indebtedness of the Borrower permitted under this Section 6.2(b).

(c)	Capital Stock. Without the prior written consent of the Required Lenders, neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, repurchase, redeem, retire or otherwise acquire for value any of their capital stock (or any warrants, options or other rights to acquire their capital stock), create new classes of capital stock, declare or pay any cash dividends on their capital stock, except that the Borrower may:

	(i)	repurchase from time to time the capital stock of the Borrower, provided such repurchases, redemptions and acquisitions do not, throughout the term of this Agreement, exceed in the aggregate $20,000,000.00 and, provided further, that after giving effect to any such repurchase, the Borrower shall be in compliance with all provisions of this Agreement (including, without limitation, all financial ratios contained in Section 6.1 hereof based on the financial statements most recently provided by the Borrower to the Lenders);

	(ii)	declare and pay cash dividends on its capital stock if the Borrower would be in compliance with all provisions of this Agreement, including without limitation the financial ratios contained in Section 6.1 hereof on a Pro Forma Basis after giving effect to the payment thereof; and

	(iii)	issue securities authorized under stock incentive plans described in the Borrower's Form 10-K or Proxy Statement.

(d)	Loan. Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, make any deposits with or loans, advances or other extensions of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business), other than:

	(i)	travel, relocation, tuition reimbursement, 401(k) account transition and other advances made to officers, directors and employees in the ordinary course of the Borrower's or its Subsidiaries' business;

	(ii)	loans to any officer of the Borrower for the purpose of enabling such officer to purchase securities of the type described in Section 6.2(c)(iii) hereof; provided that the aggregate amount of all loans made pursuant to this clause and outstanding from time to time shall not exceed $500,000; and

	(iii)	loans and advances to any Credit Party.

(e)	Mergers, Consolidations and Acquisitions. Without the prior written consent of the Required Lenders, neither the Borrower nor any of its Subsidiaries shall enter into any transaction of merger or consolidation or acquire (whether by stock or asset purchase, merger, consolidation or other business combination) all of the capital stock or other equity interest of, or all or any substantial portion of the Property of, any Person (each an "Acquisition"); provided, however, that:

	(i)	a Credit Party may be party to a transaction of merger or consolidation with another Credit Party, provided that (A) if the Borrower is a party to such transaction, it shall be the surviving entity and (B) the provisions of Section 6.1(l) shall be satisfied;

	(ii)	a Foreign Subsidiary may be party to a transaction of merger or consolidation with a Subsidiary of the Borrower, provided that if a Domestic Subsidiary is a party thereto, a Domestic Subsidiary shall be the surviving entity;

	(iii)	the Borrower or any of its Subsidiaries may make any Acquisition if:

		(A)	the Person (or the Property of the Person) acquired in such Acquisition is in a line of business similar to the line of business of the Borrower;

		(B)	for any calendar year during the term of this Agreement, the aggregate Acquisition Consideration paid for all Acquisitions acquired during such calendar year shall not exceed $75,000,000; provided that cash consideration funded solely with the proceeds of any insurance claims, judgments, settlements of lawsuits and other extraordinary events shall not be included in the calculation of the aggregate Acquisition Consideration for purposes of this clause (B) to the extent such cash consideration does not exceed $100,000,000 during the term of this Agreement;

		(C)	the earnings before interest, taxes, depreciation and amortization of any Person (or attributed to any Property of a Person) acquired in such Acquisition shall, for the 12 month period immediately preceding any Acquisition, be greater than $0.00;

		(D)	the Borrower and its Subsidiaries shall, after giving effect to such Acquisition, be in compliance with all of the terms of this Agreement including the financial covenants described in Sections 6.1(f), 6.1(g) and 6.1(h) hereof on a Pro Forma Basis after giving effect to the Acquisition;

		(E)	such Acquisition is not hostile or pursued by way of tender offer, proxy contest or other contested manner (unless the Required Lenders shall have waived in writing compliance with this clause (E));

		(F)	for any calendar year during the term of this Agreement, the aggregate Acquisition Consideration paid for Persons that are not organized under the laws of a state of the United States of America or the District of Columbia (or, in the case of acquisitions of Property of a Person, for Property that is located in the United States) in such calendar year shall not exceed $5,000,000;

		(G)	in the case of acquisitions of the capital stock or other equity interest of a Person, such Person shall have become a party to the Subsidiary Guarantee pursuant to an instrument in writing satisfactory to the Agent (unless such Person shall, after giving effect to the acquisition thereof, constitute a Foreign Subsidiary or merge into a Guarantor); and

		(H)	three (3) Business Days prior to consummation of such Acquisition, the Borrower shall have delivered to the Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by an Authorized Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in this Section 6.2(e) on a Pro Forma Basis after giving effect to such Acquisition and, further, certifying that, after giving effect to the consummation of such Acquisition, the representations and warranties of the Borrower contained herein will be true and correct and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.

(f)	Modifications of U.K. Debt. CACI Limited shall not amend or modify in any respect any of the agreements or instruments delivered in connection with the U.K. Debt, the effect of which would contravene any of the provisions contained herein or otherwise adversely effect the ability of any Credit Party to make any payments of principal, interest, fees or other amounts payable hereunder in accordance with the provisions hereof.

(g)	Fiscal Year. Neither the Borrower nor any of its Subsidiaries shall, without the prior written consent of the Required Lenders, make any material change in accounting policies or reporting practices, including a change in its Fiscal Year.

(h)	Creation of Subsidiaries. Neither the Borrower nor any of its Subsidiaries shall create or cause to be formed any Subsidiary without the consent of the Required Lenders unless (i) such Subsidiary is a Consolidated Subsidiary of the Borrower and (ii) if such Subsidiary is a Domestic Subsidiary, (A) such Subsidiary agrees to be bound by the terms and conditions of the Subsidiary Guarantee pursuant to an instrument in writing satisfactory to the Agent and (B) such Subsidiary delivers such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Agent may reasonably request; provided, however, that the Borrower or any of its Domestic Subsidiaries may form a Domestic Subsidiary for the purpose of implementing or giving effect to any acquisition permitted by Section 6.2(e) without such newly formed Domestic Subsidiary being required to become a party to the Subsidiary Guarantee so long as such newly formed Domestic Subsidiary shall have received none of the proceeds of any Loan or shall have no material Property.

(i)	Disposition of Assets. Neither the Borrower nor any of its Subsidiaries thereof shall, without the prior written consent of the Required Lenders, sell, lease, transfer or otherwise dispose of (including by way of a sale and leaseback transaction) any its Property other than in the ordinary and usual course of its business.

(j)	Permitted Investments. Neither the Borrower nor any of its Subsidiaries shall, without the prior written consent of the Required Lenders, make or permit to exist any Investment except for Permitted Investments (it being understood and agreed that this clause (j) shall not prohibit an Acquisition permitted under Section 6.2(e)).

(k)	No Further Negative Pledges; Limitation of Other Actions.

	(i)	Neither the Borrower nor any of its Subsidiaries will enter into, assume or permit to exist any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its Property, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if security is given for any other obligation, except for any such prohibition, restriction or requirement (a) in this Agreement or any other Loan Documents and (b) in any agreement governing or related to any purchase money Indebtedness permitted by Section 6.2(b) to the extent such limitations relate only to the Property that is the subject of such financing.

	(ii)	Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit to exist any encumbrance or restriction on the ability of the Borrower or any Subsidiary (A) to pay dividends or make any other distributions on its capital stock or other equity interests, (B) to pay or guaranty any Indebtedness, (C) to make loans, advances or capital contributions or (D) to sell, lease or otherwise transfer any of its Property, except for such encumbrances or restrictions existing in this Agreement or any other Loan Documents.

(l)	Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries will enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (i) transactions between Domestic Credit Parties, (ii) transactions permitted by Section 6.2(b), Section 6.2(c) and Section 6.2(d), (iii) normal compensation and reimbursement of expenses of officers and directors and (iv) except as otherwise specifically limited in this Agreement, other transactions that are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1	Event of Default.

If one or more of the following events or conditions (each, an "Event of Default") shall occur and be continuing:

(a)	the Borrower defaults in the payment of principal of any Revolving Note or the Swing Line Note or of any reimbursement obligation arising from a Drawing when due, or any Guarantor defaults in observance or performance of any agreement contained in Section 2 of the Subsidiary Guarantee; or

(b)	the Borrower defaults in the payment of interest on any Loan or on any reimbursement obligation arising from a Drawing, or of the Unused Portion Fee, the Administrative Fee, any L/C Fee, the Fronting Fee or of any other fee, expense or other amount payable hereunder after the same becomes due and payable for more than three (3) Business Days after notice thereof has been received by the Borrower from the Agent (which notice may be telephonic); or

(c)	the Borrower or any Subsidiary defaults in any payment of principal of or interest on, or fees and expenses relating to any other obligation for borrowed money (including without limitation the obligations arising under the U.K. Debt) beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any instrument or agreement evidencing, securing, guaranteeing or otherwise relating to any such obligation and shall not have cured such default within any period of grace provided by such agreement and such obligation, either individually or in the aggregate, is for an amount in excess of $500,000; or

(d)	any written representation or warranty made by the Borrower or the Guarantors pursuant to this Agreement or any other Loan Document or in any other documents, certificates, financial statements or reports furnished by the Borrower or any Guarantors or any Subsidiary of any thereof in connection with the transactions contemplated hereby shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(e)	(i) the Borrower shall default in the performance or observance of any covenant, condition or agreement contained in clause (e), (j), (k), (m), (n) or (o) of Section 6.1 and such default shall remain unremedied for more than thirty (30) days, or (ii) the Borrower shall default in the performance or observance of any other covenant, condition or agreement contained in Section 6.1 or any covenant, condition or agreement contained in Section 6.2; or

(f)	(i) the Borrower shall default in the performance or observance of any other covenant, condition or provision hereof or in any other Loan Document or any Guarantor shall default in the performance or observance of any covenant, condition or provision in the Subsidiary Guarantee (other than Section 2 thereof, as to which clause (a) of this Section 7.1 relates), as the case may be, and such default shall not be remedied within thirty (30) days after written notice thereof is received by the Borrower from any Lender or the Agent; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 6.2(e), the guaranty given by any Guarantor or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty; or

(g)	a proceeding (other than a proceeding commenced by the Borrower or any Subsidiary, as the case may be) shall have been instituted in a court of competent jurisdiction seeking a decree or order for relief in respect of the Borrower or such Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or such Subsidiary or for any substantial part of its total assets, or for the winding-up or liquidation of its affairs and such proceedings shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

(h)	the Borrower or any Subsidiary, as the case may be, shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or such Subsidiary or for any substantial part of its total assets, (iii) shall make a general assignment for the benefit of creditors, (iv) shall fail generally to pay its debts as they become due, or (v) shall take any corporate action in furtherance of any of the foregoing; or

(i)	a judgment or order shall be entered against the Borrower or any Subsidiary, by any court, and (i) in the case of a judgment or order for the payment of money, either (A) such judgment or order shall continue undischarged and unstayed for a period of thirty (30) days in which the aggregate amount of all such judgments and orders exceeds $200,000 or (B) enforcement proceedings shall have been commenced upon such judgment or order and (ii) in the case of any judgment or order for other than the payment of money, such judgment or order could, in the reasonable judgment of any Lender, together with all other such judgments or orders, have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole; or

(j)	subject to the proviso contained in Section 6.1(q) hereof, the Borrower shall cease to own (either directly or indirectly) 100% of the outstanding capital stock or other equity interests of its Subsidiaries; or

(k)	the occurrence of a material adverse change in the financial condition, properties or assets of the Borrower and its Consolidated Subsidiaries, taken as a whole; or

(l)	any of the following events or conditions, if such event or condition could involve taxes, penalties, and other liabilities in an aggregate amount that could reasonably be expected to have a Material Adverse Effect: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Benefit Plan, or any lien shall arise on the assets of the Borrower or any Subsidiary or any ERISA Affiliate in favor of the PBGC or a Benefit Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, that is, in the reasonable opinion of the Agent, likely to result in the termination of such Benefit Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, that is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Benefit Plan for purposes of Title IV of ERISA, or (B) the Borrower or any Subsidiary or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Benefit Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur that may subject the Borrower or any Subsidiary or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any Subsidiary or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(m)	(i) the Borrower or any Subsidiary shall be suspended or debarred from contracting with the United States Government and such suspension or debarment shall not have been lifted within thirty (30) days after the imposition thereof, or (ii) the United States Government shall have terminated any contract to which the Borrower or any Consolidated Subsidiary is a party and such termination would have a Material Adverse Effect, provided, however, that such termination shall not constitute an Event of Default so long as the Borrower or any Consolidated Subsidiary is contesting such termination in good faith; or

(n)	the occurrence of a Change in Control or a Potential Change in Control;

then, and upon any such event, unless and until such Event of Default has been waived by, or cured to the satisfaction of, the requisite Lenders (pursuant to the voting requirements of Section 9.1), the Agent, with the consent of the Required Lenders, may by written notice to the Credit Parties (1) declare the Commitments terminated, whereupon the Commitments shall be immediately terminated, (2) declare the entire outstanding principal amount, if any, of the Revolving Notes, the Swing Line Notes, any and all accrued and unpaid interest thereon, any and all accrued and unpaid Unused Portion Fee, Administrative Fee, L/C Fees and the Fronting Fee, and any and all other amounts payable by the Borrower to the Lenders or the Agent under this Agreement or the Revolving Notes or the Swing Line Notes to be forthwith due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (3) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, it will immediately pay) to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the outstanding Standby Letters of Credit in respect of subsequent drawings thereunder in an amount equal to the maximum aggregate amount that may be drawn under all outstanding Standby Letters of Credit and (4) exercise any rights and remedies available to it under any Loan Document or under applicable laws (including, without limitation, all rights and remedies against the Guarantors under the Subsidiary Guarantee and all rights of set-off); provided, however, that if an Event of Default specified in Section 7.1(g) or (h) shall occur with respect to the Borrower, then (x) the Commitments shall automatically terminate, (y) the principal amount of the Revolving Notes and the Swing Line Note then outstanding, together with any and all accrued and unpaid interest thereon, any and all accrued and unpaid Unused Portion Fee, Administrative Fee, L/C Fees and the Fronting Fee, and any and all such other amounts shall thereupon automatically become and be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and (z) the Borrower shall immediately pay to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the outstanding Standby Letters of Credit in respect of subsequent drawings thereunder in an amount equal to the maximum aggregate amount that may be drawn under all outstanding Standby Letters of Credit.

ARTICLE VIII

THE AGENT

Section 8.1	Appointment and Authorization of Agent.

(a)	Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Lender further authorizes and directs the Agent to execute and deliver releases (or similar agreements) to give effect to the provisions of this Agreement and the other Loan Documents, including specifically, without limitation, the provisions of Section 6.2(i). Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, and shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)	The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 8 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Section 8 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

Section 8.2	Delegation of Duties.

The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 8.3	Liability.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any Agent-Related Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

Section 8.4	Reliance.

(a)	The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders or all the Lenders, as applicable, otherwise determine, the Agent, shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)	For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance with Section 7; provided, however, that unless and until the Agent shall have received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 8.6	Credit Decision; Disclosure of Information.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent under the Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

Section 8.7	Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by it in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Agent.

Section 8.8	Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that Bank of America shall be under no obligation to provide such information to them (unless Bank of America shall receive such information (other than information subject to such confidentiality obligations) while acting in its capacity as Agent, Lender or Issuing Lender hereunder). With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent or the Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

Section 8.9	Successor.

The Agent may resign upon thirty (30) days notice to the Lenders. If the Agent resigns, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which appointment shall be subject to the consent of the Borrower unless there exists at the time an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, such resigning agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the resigning Agent and thereafter the term "Agent" shall mean such successor administrative agent, and the resigning agent's appointment, powers and duties as Agent shall be terminated. After any such resignation hereunder, the provisions of this Section 8 and Sections 9.2 and 9.8 shall inure to the benefit of such resigning agent as to any actions taken or omitted to be taken by it while it was Agent hereunder.

Section 8.10	Other Agents; Lead Managers.

None of the Lenders identified on the facing page or signature pages of this Agreement as a "syndication agent", "documentation agent", "co-agent" or "lead manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1	Amendments and Waivers; Cumulative Remedies.

(a)		No delay or failure of any Lender or the Agent or the holder of any the Revolving Notes or the Swing Line Note in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Agent or any Lender and any of the Credit Parties shall operate as waiver thereof or shall otherwise affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of any Lender or the Agent or any other holder of the Revolving Notes or the Swing Line Note are cumulative and not exclusive of any rights or remedies which any of them would otherwise have.

(b)		Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is approved in writing by the Required Lenders and the Borrower; provided, however, that:

(i)	the consent of each Lender affected thereby shall be required to:

	(A)	decrease the rate or extend the time of payment of interest on any Loan or reimbursement obligation arising from a Drawing or of any fee payable hereunder (other than as a result of waiving the Default Rate);

	(B)	extend the Maturity Date or the date of payment of principal of any Loans or any reimbursement obligation arising from a Drawing;

	(C)	increase the Commitment of a Lender over the amount thereof in effect (it being understood that a waiver of any Potential Event of Default or Event of Default shall not constitute an increase in the Commitment of a Lender);

	(D)	change the definition of Required Lenders;

	(E)	change in the definition of Pro Rata Share;

	(F)	release the Borrower or all or substantially all of the Guarantors from its or their obligations under the Loan Documents,

	(G)	amend, modify or waive any provision of this Section 9.1(b) or Section 3.2, 3.4, 3.7(d), 3.7(e), 3.7(f), 3.8, 3.9, 3.10, 9.2, 9.6, 9.8 or 9.9,

	(H)	assign or transfer any of the Borrower's rights and obligations under (or in respect of) the Loan Documents;

	(I)	assign or transfer any of CACI, INC.-FEDERAL's rights and obligations under (or in respect of) the Loan Documents;

	(J)	the assignment or transfer by all or substantially all of the Guarantors of any of their rights and obligations under (or in respect of) the Loan Documents (except as permitted hereby);

(ii)	without the consent of the Agent, no provision of Section 8 may be amended;

(iii)	without the consent of the Issuing Lender, no provision of Section 2.3 may be amended; and

(iv)	without the consent of the Swing Line Lender, no provision of Section 2.4 may be amended.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2	Survival of Representations and Warranties.

All representations, warranties, covenants and agreements of the Borrower and the Guarantors contained herein or in any other Loan Document or made in writing in connection herewith or any Loan Document shall survive the execution and delivery of this Agreement and the Subsidiary Guarantee, the making of Loans hereunder and the issuance of the Notes.

Section 9.3	No Reduction in Payments.

All payments due to the Lenders hereunder, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or tax.

Section 9.4	Notices.

Any notice, statement, request or demand required or permitted hereunder to be in writing may be given by telecopy, telex, cable or other customary means of electronic communication or by registered or certified mail (return receipt requested) or express courier, postage prepaid. All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given or made, in the case of telephonic notice (to the extent expressly permitted hereunder) when made, or in the case of any other type of notice, (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) two Business Days following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth on Schedule 9.4, or at such other address as such party may specify by written notice to the other parties hereto.

Section 9.5	Governing Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND, FOR ALL PURPOSES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.

Section 9.6	Successors and Assigns; Participations; Assignments.

(a)		The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)		Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, including for purposes of this subsection (b), participations in Standby Letters of Credit (including reimbursement obligations arising under Drawings) and in Swing Line Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent, shall not be less than $5 million unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swing Line Loans, and (iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance substantially in the form of Exhibit H hereto, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 9.2 and 9.8). Upon request, the Borrower (without expense to the Borrower) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)		The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and obligations relating to Standby Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)		Any Lender may, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans, including such Lender's participations in Standby Letters of Credit (including reimbursement obligations arising under Drawings) and/or Swing Line Loans); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant or (iii) release all or substantially all of the Guarantors from their obligations under the Loan Documents. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.7(d), 3.7(e), 3.7(f), 3.8, 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 3.10 as though it were a Lender.

(e)		A Participant shall not be entitled to receive any greater payment under Section 3.2, 3.7(d), 3.7(e), 3.7(f), 3.8, 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.9 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.9(d) as though it were a Lender.

(f)		Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)		Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon five Business Days notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Issuing Lender or as Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or as Swing Line Lender, as the case may be. Bank of America shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Standby Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund participations in Standby Letters of Credit pursuant to Section 2.3). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.4.

Section 9.7	Affirmative Rate of Interest Permitted by Law.

Nothing in this Agreement or in any Note shall require the Borrower to pay interest to the Agent for the account of the Lenders at a rate exceeding the maximum rate permitted by applicable law to be charged or received by the Lenders, it being understood that this Section 9.7 is not intended to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply. If the rate of interest specified herein, in any Revolving Note or in the Swing Line Note would otherwise exceed the maximum rate so permitted to be charged or received with respect to any amounts outstanding hereunder or under such Revolving Note or the Swing Line Note, the rate of interest required to be paid to the Agent for the account of the Lenders shall be automatically reduced to such maximum rate.

Section 9.8	Costs and Expenses; Indemnification.

(a)		Without regard to whether the Effective Date shall have come into existence or whether any Revolving Loan or Swing Line Loan or Standby Letter of Credit shall have been made or issued hereunder, the Borrower shall pay to each Lender and the Agent, as the case may be, and reimburse each Lender and the Agent for, as the case may be, and save each Lender and the Agent, as the case may be, harmless from and indemnify each Lender and the Agent, as the case may be, against losses from:

(i)	in the case of the Agent, (x) all out-of-pocket cost and expenses of the Agent in connection with the preparation, execution, delivery, waiver, modification and amendment of this Agreement and any other Loan Document (to the extent applicable) and any other document or instrument delivered in connection with the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto, and (y) all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel fees and expenses), of the Agent in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other Loan Document and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this clause (i); and

(ii)	in the case of any Lender, all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel fees and expenses), of such Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other Loan Document and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this clause (ii).

(b)		The Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers and employees (collectively the "Indemnified Persons") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnified Person by any Person (other than the Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Agent or the replacement of any Lender) be asserted or imposed against any Indemnified Person, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loans or other extension of credit, or the relationship of any Credit Party, the Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including reasonable fees and costs of counsel) that any Indemnified Person suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnified Person, and whether or not an Indemnified Person is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnified Person shall be entitled to indemnification for any claim caused by (i) its own gross negligence or willful misconduct, (ii) its material breach of an obligation of the Indemnified Person under the Loan Documents or (iii) for any loss asserted against it by another Indemnified Person.

(c)		All amounts payable by the Borrower under this Section 9.8 shall be immediately due upon written request by a Lender or the Agent, as the case may be, for the payment thereof. The obligations of the Borrower under this Section 9.8 shall survive the payment of the Obligations and the termination of this Agreement.

Section 9.9	Set-Off; Suspension of Payment and Performance.

Each Lender and the Agent is hereby authorized by the Borrower, at any time and from time to time, without notice (a) during any Event of Default, to set off against, and to appropriate and apply to the payment of, the liabilities of the Borrower then due under this Agreement and any other Loan Document any and all liabilities owing by any Lender or the Agent or any of their Affiliates to the Borrower, whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits, including, without limitation, any funds from time to time on deposit in the Borrower Account or other account maintained with any Lender or the Agent, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States, and (b) during any Event of Default, to suspend the payment and performance of such liabilities owing by such Person or its Affiliates and, in the case of liabilities that are deposits, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits. Each Lender agrees to provide the Borrower with written notice of any set-off promptly after making such set-off, provided that the failure to provide such notice shall not affect the validity of such set-off. The rights of each Lender under this Section 9.9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

Section 9.10	Judicial Proceedings; Waiver of Jury Trial.

Any judicial proceeding brought against the Borrower with respect to any Credit Agreement Related Claim may be brought in any court of competent jurisdiction in the state or federal courts located in Fairfax County, Virginia or Alexandria, Virginia, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Credit Agreement Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 9.4 of this Agreement, and service so made shall be deemed completed on the earlier of (x) the receipt thereof and (y) the fifth (5th) Business Day after such service is deposited in the mail. Nothing herein shall affect the right of any Lender, the Agent or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of any Lender, the Agent or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11	Integration.

This Agreement and the other Loan Documents constitute the entire agreement of the Agent, the Lenders, the Borrower and the Guarantors with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein and therein. There are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.12	Further Acts and Assurances.

The Borrower shall, and shall cause the Guarantors to, promptly and duly execute and deliver to a Lender or the Agent, as the case may be, and to such other persons as such Lender or the Agent shall designate, such further instruments and shall take such further action as may be required by law or as such Lender or the Agent may from time to time reasonably request in order more effectively to carry out and accomplish the intent and purpose of this Agreement and the other Loan Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Lender hereunder or under any other Loan Document.

Section 9.13	No Fiduciary Relationship.

The Borrower acknowledges that no provision of this Agreement or in any of the other Loan Documents, and no course of dealing between any Lender or the Agent and the Borrower or any Guarantor shall be deemed to create any fiduciary duty by the Agent or any Lender to the Borrower or any Guarantor.

Section 9.14	Severability.

The provisions of this Agreement are severable, and if any clause or provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.15	Counterparts; Facsimiles.

(a)		This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto.

(b)		Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

Section 9.16	Confidentiality.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential in accordance with this Section 9.16); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower to the extent the Agent or such Lender, as applicable, does not have knowledge that such source did not breach confidentiality restrictions by making such Information available; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates, provided that such organization shall agree to maintain the confidentiality of any Information disclosed to it. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.17	Headings, Bold Type and Table of Contents.

The section headings, subsection headings and bold type used herein and the Table of Contents hereto have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

Section 9.18	Binding Effect; Termination.

(a)		This Agreement shall become effective at such time on or after the Effective Date when it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns.

(b)		The term of this Agreement shall be until no Loans, Standby Letters of Credit or any other amounts payable hereunder or under any of the other Loan Documents shall remain outstanding and all of the Commitments hereunder shall have expired or been terminated.

Section 9.19	Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Loan Document, on the other hand, this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:	CACI International Inc, a Delaware corporation

By:

	Name:	Stephen L. Waechter
	Title	Executive Vice President, Chief Financial Officer and Treasurer

AGENT:	BANK OF AMERICA, N.A., in its capacity as Agent

By:

Name:
Title:

LENDERS:	BANK OF AMERICA, N.A., in its capacity as a Lender

By:

Name:
Title:

BRANCH BANKING AND TRUST CO. OF VIRGINIA

By:

Name:
Title:

CITIZENS BANK OF PENNSYLVANIA

By:

Name:
Title:

ALLFIRST BANK

By:

Name:
Title:

SUNTRUST BANK

By:

Name:
Title:

FIRST UNION NATIONAL BANK

By:

Name:
Title:

RIGGS BANK, N.A.

By:

Name:
Title:

FIRSTAR BANK, NATIONAL ASSOCIATION

By:

Name:
Title: